UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

First Data Corporation

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Notice of 2018 Annual Meeting of Shareholders

May 10, 2018

The 2018 Annual Meeting of Shareholders of First Data Corporation will be held on May 10, 2018, at 8:00 a.m. Eastern Time, at Conrad New York Hotel, 102 North End Ave, New York, NY 10282. Shareholders will be asked to:

1.	Elect as directors the 3 nominees named in the attached Proxy Statement;
2.	Ratify the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm for our fiscal year ending December 31, 2018; and
3.	Transact any other business that properly comes before the meeting.

The Proxy Statement accompanying this Notice describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The record date for the Annual Meeting is March 12, 2018. If you held First Data Class A common stock or Class B common stock at the close of business on that date, you are entitled to vote at the Annual Meeting.

First Data is furnishing proxy materials to its shareholders through the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many shareholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, our proxy card, and our Annual Report on Form 10-K. We believe this process gives us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Sincerely,
March 29, 2018	Adam L. Rosman Executive Vice President, General Counsel, and Secretary

Your vote is important. Instructions on how to vote are contained in our Proxy Statement and in the Notice of Internet Availability of Proxy Materials. Please cast your vote by telephone or over the Internet as described in those materials. Alternatively, if you requested a copy of the proxy/voting instruction card by mail, you may mark, sign, date, and return the proxy/voting instruction card in the envelope provided.

Proxy Statement Summary

2018 Annual Meeting of Shareholders

Date and Time:	May 10, 2018
8:00 a.m. Eastern Time

Place:	Conrad New York Hotel
102 North End Ave
New York, NY 10282

Record Date:	March 12, 2018

Voting Matters and Board Recommendations

	Voting Matter	Board Vote Recommendation	Page Number with More Information
Proposal 1	Election of directors	For all nominees	7
Proposal 2	Ratify the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm	For	8

This Proxy Statement Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you should consider before voting. Please review the complete Proxy Statement and First Data’s Annual Report on Form 10-K for additional information.

Proxy Statement

The Board of Directors of First Data Corporation is furnishing this Proxy Statement and the accompanying form of proxy in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders. The Annual Meeting will be held on May 10, 2018, beginning at 8:00 a.m. Eastern Time, at Conrad New York Hotel, 102 North End Ave, New York, NY 10282.

Important Notice Regarding the Availability of Proxy Materials for the

2018 Annual Meeting of Shareholders to be held on May 10, 2018

The Notice of 2018 Annual Meeting of Shareholders and Proxy Statement, our proxy card, our Annual Report on Form 10-K and other annual meeting materials are available free of charge on the Internet at www.proxyvote.com. We intend to begin mailing our Notice of Internet Availability of Proxy Materials to shareholders on or about March 29, 2018. At that time, we also will begin mailing paper copies of our proxy materials to shareholders who requested them.

Questions and Answers About the Annual Meeting

Q:	Why did I receive these materials?

A:	We are making this Proxy Statement available to you on or around March 29, 2018 because the Board is soliciting your proxy to vote at the 2018 Annual Meeting of Shareholders on May 10, 2018. The information provided in this Proxy Statement is for your use in deciding how to vote on the proposals described below.

Q:	Who is entitled to attend and vote at the Annual Meeting?

A:	You can attend and vote at the Annual Meeting if, as of the close of business on March 12, 2018 (Record Date), you were a shareholder of record of First Data’s Class A common stock or Class B common stock. As of the Record Date, there were 485,799,713 shares of our Class A common stock and 443,286,524 shares of our Class B common stock outstanding.

Q:	What are the voting rights of each class of stock?

A:	For each proposal, shareholders are entitled to cast one vote for each share of Class A common stock held as of the Record Date and 10 votes for each share of Class B common stock held as of the Record Date. There are no cumulative voting rights.

Q:	How do I gain admission to the Annual Meeting?

A:	If you are a registered shareholder, you must bring with you the Notice of Internet Availability of Proxy Materials and a government-issued photo identification (such as a valid driver’s license or passport) or an employee badge issued by First Data to gain admission to the Annual Meeting. If you did not receive a Notice of Internet Availability of Proxy Materials, please call our Investor Relations Department at (212) 266-3565 to request admission to the meeting.

If you hold your shares in street name and want to attend the Annual Meeting, you must bring your government-issued photo identification or an employee badge issued by First Data, together with:

•	The Notice of Internet Availability of Proxy Materials you received from your broker, bank or other holder of record; or
•	A letter from your broker, bank or other holder of record indicating that you were the beneficial owner of First Data stock as of the Record Date; or
•	Your most recent account statement indicating that you were the beneficial owner of First Data stock as of the Record Date.

All packages and bags are subject to inspection.

Q:	What is the difference between a registered shareholder and a shareholder who owns stock in street name?

A:	If you hold shares of Class A common stock or Class B common stock directly in your name, you are a registered shareholder. If you own your First Data shares indirectly through a broker, bank or other holder of record, those shares are held in street name.

Q:	Can I vote my shares before the Annual Meeting?

A:	Yes. If you are a registered shareholder, there are three ways to vote your shares before the Annual Meeting:

•	By Internet (www.proxyvote.com) – Use the Internet to transmit your voting instructions until 11:59 p.m. ET on May 8, 2018. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions on the website to vote your shares.
•	By telephone (1-800-690-6903) – Submit your vote by telephone until 11:59 p.m. ET on May 8, 2018. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions provided by the recorded message to vote your shares.
•	By mail – If you received a paper copy of the proxy materials, you can vote by mail by filling out the proxy card enclosed with those materials and returning it using the instructions on the card. To be valid, proxy cards must be received before the start of the Annual Meeting.

If your shares are held in street name, your broker, bank or other holder of record may provide you with a Notice of Internet Availability of Proxy Materials that contains instructions on how to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of by proxy?

A:	If you are a registered shareholder, you can vote at the Annual Meeting any shares that were registered in your name as the shareholder of record as of the Record Date.

If your shares are held in street name, you cannot vote those shares at the Annual Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name shares at the Annual Meeting, you should request a legal proxy from your broker, bank or other holder of record and bring it with you to the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares by proxy before the Annual Meeting.

Q:	Can I revoke my proxy or change my voting instructions once submitted?

A:	If you are a registered shareholder, you can revoke your proxy and change your vote before the Annual Meeting by:

•	Sending a written notice of revocation to our executive offices to the attention of our Corporate Secretary (the notification must be received by 11:59 p.m. ET on May 8, 2018). The notice should be addressed as follows:

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Attn: Corporate Secretary

•	Voting again by Internet or telephone before 11:59 p.m. ET on May 8, 2018 (only the latest vote you submit will be counted); or

•	Submitting a new properly signed and dated paper proxy card with a later date (your proxy card must be received before the start of the Annual Meeting).

If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote before the Annual Meeting.

If you are eligible to vote at the Annual Meeting, you also can revoke your proxy or voting instructions and change your vote at the Annual Meeting by submitting a written ballot before the polls close.

Q:	What will happen if I submit my proxy but do not vote on a proposal?

A:	If you submit a valid proxy but fail to provide instructions on how you want your shares to be voted, properly submitted proxies will be voted:

•	“FOR” the election of all director nominees;
•	“FOR” the ratification of the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm.

If any other item is properly presented for a vote at the meeting, the shares represented by your properly submitted proxy will be voted at the discretion of the proxies.

Q:	What will happen if I neither submit my proxy nor vote my shares in person at the Annual Meeting?

A:	If you are a registered shareholder, your shares will not be voted.

If your shares are held in street name, your broker, bank or other holder of record may vote your shares on certain “routine” matters. The ratification of independent auditors is currently considered to be a routine matter. On this matter, your broker, bank or other holder of record can:

•	Vote your street-name shares even though you have not provided voting instructions; or
•	Choose not to vote your shares.

The other matters you are being asked to vote on are not routine and cannot be voted by your broker, bank or other holder of record without your instructions. When a broker, bank or other holder of record is unable to vote shares for this reason, it is called a “broker non-vote.”

Q:	What does it mean if I receive more than one set of materials?

A:	You probably have multiple accounts with us and/or brokers, banks, or other holders of record. You should vote all of the shares represented by the notices/proxy cards. Certain brokers, banks, and other holders of record have procedures in place to discontinue duplicate mailings upon a shareholder’s request. You should contact your broker, bank or other holder of record for more information.

Q:	How many shares must be present to conduct business at the Annual Meeting?

A:	To carry on the business of the Annual Meeting, holders of a majority of the voting power of Class A common stock and Class B common stock issued and outstanding as of the Record Date must be present in person or represented by proxy.

Q:	What vote is required to approve each proposal?

A:	For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of affirmative votes will be elected.

Proposal No. 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, will be determined by the affirmative vote of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting.

Q:	Are abstentions and broker non-votes counted in the vote totals?

A:	A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Your broker will therefore not have discretion to vote on the election of directors as it is a “non-routine” matter.

Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, as the three nominees receiving the highest number of affirmative votes will be elected, abstentions and broker non-votes will not affect the outcome of the election of Directors. With regard to the affirmative vote of the shares present at the meeting required for Proposal 2, it is a routine matter so there will be no broker non-votes but abstentions will have the effect of a negative vote.

Q:	How are votes counted?

A:	In the election of directors, Proposal No. 1, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For Proposal No. 2, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated on a properly executed proxy card or over the telephone or Internet, the shares will be voted as recommended by our board of directors.

Q:	Is my vote confidential?

A:

Yes. The vote of any shareholder will not be revealed to anyone other than a tabulator of votes or an election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against First Data, (iii) to allow the Inspectors of Election to certify the results of the shareholder vote, (iv) in the event a proxy solicitation in opposition to First Data or the election of the Board takes place, (v) if a shareholder has requested that their vote be disclosed, or (vi) to respond to shareholders who have written comments on Proxy Cards.

Q:	Will any other business be transacted at the meeting? If so, how will my proxy be voted?

A:	Management does not know of any business to be transacted at the Annual Meeting other than those matters described in this Proxy Statement. The period specified in First Data’s By-Laws for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, and any adjournments and postponements, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Q:	Who will pay the cost of soliciting votes for the Annual Meeting?

A:	We will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement and the accompanying materials. We have engaged the firm of Morrow Sodali to assist in distributing and soliciting proxies for a fee of $6,500 plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. The largest expense in the proxy process is printing and mailing the proxy materials. Proxies also may be solicited on behalf of First Data by directors, officers or employees of First Data in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies.

Proposal 1 – Election of Directors

Our Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of three current directors, Mr. Nevels, Mr. Olson, and Ms. Yastine, expire at the 2018 Annual Meeting of Shareholders. Mr. Nevels, Mr. Olson, and Ms. Yastine have been nominated for re-election through the 2021 Annual Meeting of Shareholders or until a successor is elected and qualified. The nominees were recommended to the Board by the Governance and Nominations Committee. In making its recommendation, the Committee considered the experience, qualifications, attributes, and skills of each nominee. All nominees have indicated their willingness to serve if elected.

You have the opportunity to vote on the election of Mr. Nevels, Mr. Olson, and Ms. Yastine. Additional information regarding each director nominee’s experience, skills, and qualifications to serve as a member of our Board can be found beginning on page 10.

Name	Age	Director Since	Summary Background	Independent	Committee Memberships

James E. Nevels	66	2014	Chairman of The Swarthmore Group	Yes	Audit, Risk

Tagar C. Olson	40	2007	Member of Kohlberg, Kravis Roberts & Co. L.P.	No	Governance and Nominations

Barbara A. Yastine	58	2016	Former Chair, Chief Executive Officer and President of Ally Bank	Yes	Audit

The terms of Mr. Bisignano, Mr. Kravis, and Ms. Miller expire at the 2019 Annual Meeting of Shareholders. The terms of Mr. De Castro, Mr. Nuttall, and Mr. Plumeri expire at the 2020 Annual Meeting of Shareholders.

If unforeseen circumstances (such as death or disability) make it necessary for the Board to substitute another person for any of the nominees, the proxies have the authority to vote your shares for that other person.

The Board of Directors recommends that you vote to RE-ELECT Mr. Nevels, Mr. Olson, and Ms. Yastine as directors.

Proposal 2 – Ratification of Selection of Auditors

The Board of Directors recommends to the shareholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of First Data and its subsidiaries for 2018. Ernst & Young LLP, or one of its predecessors, has served as the independent registered public accounting firm for First Data or its predecessor entities since 1980. Consistent with regulations adopted under the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table shows the fees for audit and other services provided by Ernst & Young LLP for 2017 and 2016:

(in millions)	2017	2016
Audit Fees	$7.5	$7.7

Audit-Related Fees	4.8	4.3

Tax Fees	0.7	0.8

Audit Fees

This category includes fees related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; offering memoranda, purchase accounting and other accounting, and financial reporting consultation; statutory audits required domestically and internationally; and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

Audit-Related Fees

This category consists of fees for audit-related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. Audit-related fees primarily include fees related to service auditor examinations, due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards not classified as audit fees.

Tax Fees

This category consists of fees for tax compliance, tax advice and tax planning services.

All Other Fees

This category consists of fees for services that are not included in the above categories. We did not pay Ernst & Young LLP any other fees for services that are not included in the categories above.

Audit Committee Pre-approval of Service of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Under the policy, our Audit Committee reviews and pre-approves services that may be provided by the independent registered public accounting firm. The pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate. The Chairperson of the Committee has the authority to pre-approve such services between meetings of our Audit Committee and such pre-approvals are reported to our Audit Committee at the next regularly scheduled meeting.

During 2017, all audit and non-audit services provided by Ernst & Young LLP were pre-approved by our Audit Committee or, consistent with the pre-approval policy of our Audit Committee, by the Chairperson of our Audit Committee for inter-meeting pre-approvals.

In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of First Data and its shareholders.

The Board of Directors recommends that you vote FOR proposal 2.

Board of Directors

Members

Below is a summary of our Board members. Additional information regarding each director can be found beginning on page 11.

Name	Age	Director since	Summary Background	Independent	Other current public company boards
Frank Bisignano	58	2013	Chairman and Chief Executive Officer of First Data	No	1
Henrique De Castro	52	2017	Advisor to Cantor Fitzgerald and former Chief Operating Officer of Yahoo! Inc.	Yes	1
Henry Kravis	74	2009	Co-Chairman and Co-Chief Executive Officer of KKR & Co. L.P.	No	0
Heidi Miller	64	2014	Former President of JPMorgan International	Yes	2
James Nevels	66	2014	Chairman of The Swarthmore Group	Yes	3
Scott Nuttall	45	2007	Co-President and Co-Chief Operating Officer of KKR & Co. L.P.	No	0
Tagar Olson	40	2007	Member & Head of Financial Services and Hospitality & Leisure at Kohlberg Kravis Roberts & Co. L.P.	No	0
Joseph Plumeri	74	2013	Vice Chairman of First Data and former Chairman and Chief Executive Officer of the Willis Group Holdings	No	0
Barbara Yastine	58	2016	Former Chair, Chief Executive Officer and President of Ally Bank	Yes	2

Qualifications

Nominees for director are selected on the basis of experience, integrity, skills, diversity, independence, ability to make independent analytical inquiries, understanding of First Data’s business environment, and willingness to devote adequate time to Board duties -- all in the context of an assessment of the perceived needs of the Board at that point in time. The Board believes each director should have an inquisitive and objective mind and individual experiences that provide practical wisdom, which may include executive leadership, financial and commerce-enabling technology, accounting and finance, international, investments and mergers and acquisitions, technology, corporate governance, and other areas that are relevant to our operations. The Board also believes that its membership should reflect a diversity of experience, gender, race, ethnicity, and age. As part of its annual evaluations of its effectiveness as a group, the Board considers whether its compositions as whole reflects the right mix of expertise, skills, and knowledge. Each of the director’s specific experiences, skills, and qualifications are included in their individual biographies on page 11.

Biographies

Frank J. Bisignano Age 58 Director since April 2013 Committees None

Background

Frank J. Bisignano has been Chairman of our Board since March 2014 and our Chief Executive Officer since April 2013. Before joining us, Mr. Bisignano was the Co-Chief Operating Officer for JPMorgan Chase & Co. from July 2012 to April 2013, CEO of Mortgage Banking at JPMorgan Chase & Co. from February 2011 until December 2012, and Chief Administrative Officer of JPMorgan Chase & Co. from 2005 until July 2012. From 2002 to 2005, Mr. Bisignano served as the chief executive officer for Citigroup’s Global Transactions Services business and a member of Citigroup’s Management Committee. He has been a member of the Board of Directors of Humana Inc. since August 2017. Mr. Bisignano serves on Humana’s Technology Committee.

Qualifications

Mr. Bisignano brings many years of executive experience in the financial industry.

Other current public company boards

Humana Inc.

Henrique De Castro Age 52 Independent Director since July 2017 Committees Risk

Background

Henrique De Castro is a business executive who currently serves as Director of the Board at Target (NYSE: TGT) and is an advisor at Cantor Fitzgerald leading the corporate venture capital arm of the firm, Cantor Ventures. Previously, he served as Chief Operating Officer at Yahoo! Between 2012 and 2014. Prior to that, Mr. De Castro held senior executive positions at Google including President of Partner Business Worldwide, responsible for approximately a third of Google’s revenues and President of Media, Mobile & Platforms Worldwide where he built and scaled the business globally to over 50 countries. Before Google, Mr. De Castro had senior executive roles at Dell and McKinsey & Company. He has extensive experience across the globe in the Technology, Internet, Media and Retail industries. Mr. De Castro has an MBA from IMD in Switzerland and a Bachelor in Business and Economics from ISEG in Lisbon. He is fluent in English, French, Italian, Spanish and Portuguese.

Qualifications

Mr. De Castro provides valuable insight into mobile and technology platforms. His experience at Yahoo! and Google provides him with global perspectives on leading operations, strategy, partner management, and revenue generation in the technology industry.

Other current public company boards

Target Corporation

Henry R. Kravis Age 74 Director since September 2009 Committees Compensation

Background

Henry R. Kravis, a pioneer of the private equity industry, co-founded Kohlberg Kravis Roberts & Co. L.P. (KKR) in 1976 and is Co-Chairman and Co-Chief Executive Officer of KKR & Co. L.P. He is actively involved in managing KKR and serves on its regional Private Equity Investment and Portfolio Management Committees. In addition to serving on the board of the general partner of KKR, Mr. Kravis currently serves on the board of ICONIQ Capital, LLC. He also serves as a director, chairman emeritus or trustee of several cultural, professional and education institutions, including The Business Council, Claremont McKenna College, Columbia Business School, Mount Sinai Hospital, Partnership for New York City, Partnership Fund for New York City, Sponsors for Educational Opportunity, Rockefeller University, and Tsinghua University School of Economics and Management. He earned a B.A. from Claremont McKenna College in 1967 and a M.B.A. from the Columbia Business School in 1969. Mr. Kravis has more than four decades of experience financing, analyzing, and investing in public and private companies, as well as serving on the boards of a number of KKR portfolio companies in the past.

Qualifications

Mr. Kravis provides significant experience and expertise in financing, analyzing, and investing in public and private companies, including his involvement in KKR’s diverse investments.

Other current public company boards

None

Heidi G. Miller Age 64 Independent Director since April 2014 Committees Audit Risk (Chair)

Background

Heidi G. Miller served as president of JPMorgan International, a division of JPMorgan Chase & Co., from 2010 until her retirement in 2012. She served as Executive Vice President, Chief Executive Officer - Treasury and Securities Services of JPMorgan Chase & Co. from January 2004 to June 2010. From 2002 to 2004, Ms. Miller served as Executive Vice President and Chief Financial Officer of Bank One Corporation. Previously, she had been Chief Financial Officer of Citigroup Inc. She is a director of General Mills Inc. and HSBC Holdings plc. and Chairman of HSBC North America Holdings Inc. (HNAH), a wholly owned subsidiary of HSBC Holdings, and previously served as a director of Progressive Casualty Insurance Company. Ms. Miller graduated from Princeton University with a bachelor’s degree in history and completed her doctorate in Latin American History at Yale University.

Qualifications

Ms. Miller’s extensive senior executive experience in the banking and financial industry, together with her public company board service, provide strong, independent leadership, experience leading complex organizations and critical evaluation of strategic priorities and investments.

Other current public company boards

General Mills, Inc.

HSBC Holdings plc

James E. Nevels Age 66 Independent Director since November 2014 Committees Audit Risk

Background

James E. Nevels is Chairman of The Swarthmore Group, an investment advisory firm that he founded in 1991. He is Lead Independent Director of WestRock Company, a director of Alcoa Corporation, and a director of XL Group. In 2004, Mr. Nevels was appointed by the President of the United States to a three-year term on the advisory committee to the Pension Benefit Guaranty Corporation, where he served as Chairman from 2005 to 2007. In 2001, he was appointed by the Governor of Pennsylvania as Chairman of the Philadelphia School Reform Commission overseeing the turnaround of the Philadelphia School System, at that time the ninth-largest school district in the United States. Mr. Nevels was a member of the board of directors of the Federal Reserve Bank of Philadelphia from January 2010 until December 2015, and served as its Deputy Chairman from January 2012 until his appointment as Chairman in January 2014. Mr. Nevels was formerly a director of Tasty Baking Company from 2005 to 2011 and a director of The Hershey Company from 2007 to 2017. He holds a bachelor’s degree, cum laude and Phi Beta Kappa, in political science and philosophy from Bucknell University, a Masters of Business Administration degree from the Wharton School of the University of Pennsylvania and a Juris Doctor degree from the University of Pennsylvania Law School.

Qualifications

Mr. Nevels provides expertise in the securities and investment industry with decades of experience in finance, law and corporate governance.

Other current public company boards

WestRock Company

Alcoa Corporation

XL Group

Scott C. Nuttall Age 45 Director since September 2007 Committees Compensation (Chair) Governance and Nominations

Background

Scott C. Nuttall is Co-President and Co-Chief Operating Officer of KKR & Co. L.P. Mr. Nuttall joined KKR in 1996. Most recently, he was head of KKR’s Global Capital and Asset Management Group, where he was responsible for overseeing KKR’s Public Markets & Distribution businesses, which includes Credit, Capital Markets, Hedge Funds, and its Client & Partner Group. He has played a significant role in driving the strategic development of KKR for the last 15 years, including his leadership on KKR’s public listing, developing KKR’s balance sheet strategy, helping build KKR’s platforms in the credit and hedge fund space, and creating KKR’s capital markets and capital raising businesses. Mr. Nuttall also serves on KKR’s Balance Sheet Committee and KKR’s Inclusion and Diversity Council. Prior to joining KKR, he was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. He received a B.S., summa cum-laude, from the University of Pennsylvania.

Qualifications

Mr. Nuttall brings a broad perspective brought by his involvement in KKR’s diverse investments and his extensive knowledge of our business and capital structure through his involvement with First Data since our 2007 acquisition by KKR.

Other current public company boards None

Tagar C. Olson Age 40 Director since September 2007 Committees Governance and Nominations

Background

Tagar C. Olson joined KKR in 2002 and is a Member and Head of KKR’s Financial Services and Hospitality and Leisure industry teams and on the Investment Committee within KKR’s Americas Private Equity platform. In the financial services sector, Mr. Olson has been involved in numerous transactions including KKR’s investments in Alliant Insurance Services, Focus Financial Partners, Latitude Financial, Legg Mason, Nephila, PURE, Santander Consumer USA, Sedgwick, USI Insurance Services, and WMIH Corp. In the hospitality and leisure sector, Mr. Olson has been involved in KKR’s investments in Apple Leisure Group, KSL Recreation, Hotel del Coronado, and La Costa Resort & Spa. He currently serves on the board of directors of Apple Leisure Group, PURE, Sedgwick, USI, and WMIH Corp. Prior to joining KKR, Mr. Olson was with Evercore Partners Inc., where he was involved in a number of private equity transactions and mergers and acquisitions. He holds a B.S. and B.A.S., summa cum laude, from the University of Pennsylvania. Mr. Olson is a member of the Board of Overseers at NYU Langone Medical Center.

Qualifications

Mr. Olson provides expertise in the financial services industry and extensive knowledge of our business and capital structure through his involvement with First Data since our 2007 acquisition by KKR.

Other current public company boards

None

Joseph J. Plumeri Age 74 Director August 2013 Committees Compensation Governance and Nominations (Chair)

Background

Joseph J. Plumeri has been a Senior Advisor of KKR since August 2013 and our Vice Chairman since May 2014. Mr. Plumeri was also our Head of Client Delivery, Innovation and Marketing from June 2014 until June 2015. Before joining us, Mr. Plumeri was Chief Executive Officer of Willis Group Holdings plc from October 2000 to January 2013 and Chairman of its board of directors from 2001 to July 2013. Before joining the Willis Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors, where his responsibilities included overseeing the 450 North American retail branches of Citigroup’s Citibank unit. Before that, Mr. Plumeri served as Chairman and Chief Executive Officer of Citigroup’s Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup’s predecessor, Travelers Group Inc. In 1993, Mr. Plumeri became the President of a predecessor of Citigroup’s Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He also serves on the boards of the National Center on Addiction and Substance Abuse; Mount Sinai Medical Center; the Intrepid Sea, Air & Space Museum; the Jackie Robinson Foundation and the Churchill Centre and Museum at the Cabinet War Rooms in London.

Qualifications Mr. Plumeri brings many years of experience as chief executive officer and chairman of the board of a publicly held company. Other current public company boards None

Barbara A. Yastine Age 58 Independent Director since September 2016 Committees Audit (Chair)

Background

Barbara A. Yastine served as a director and Co-Chief Executive Officer of Lebenthal Holdings, LLC from September 2015 to June 2016. Ms. Yastine previously served as Chair, President, and Chief Executive Officer of Ally Bank from March 2012 to September 2015, and as Chief Administrative Officer of Ally Financial, overseeing the risk, compliance, legal and technology areas, and Chair of Ally Bank, from May 2010 to March 2012. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments, a start-up diversified alternative asset manager, beginning in June 2007. She served as Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies. Ms. Yastine also is a member of the Board of Directors of Primerica, Inc. and Zions Bancorporation. She received a B.A. in Journalism and an M.B.A. from New York University.

Qualifications

Ms. Yastine brings expertise in general management, risk and asset management, finance and strategic planning from her experience serving in senior management positions in the investment banking and capital markets industries.

Other current public company boards

Primerica, Inc.

Zions Bancorporation

Involvement in Certain Legal Proceedings

Barbara Yastine, a director of First Data, was the Co-Chief Executive Officer and a director of Lebenthal Holdings, LLC (Lebenthal) for approximately 9 months from September 2015 to June 2016. In November 2017, approximately 17 months after Ms. Yastine left that position, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

Board Meetings and Director Attendance at Annual Meeting

Our Board held 9 meetings in 2017. Each director attended at least 90% of all of the meetings of the Board and committees of the Board on which he or she served in 2017.

Periodically at the end of Board meetings our Lead Director presides at an executive session without any management directors present. These sessions allow the directors to discuss important issues, including the business and affairs of First Data as well as matters concerning management, without any member of management present. In addition, an executive session including only independent directors is held at least once a year. Ms. Miller, as Chairperson of the Risk Committee, presides at such executive sessions. Members of the Audit Committee, Compensation, Governance and Nominations Committee, and Risk Committee also meet in executive session as needed.

Directors are expected to attend our annual meetings of shareholders absent extraordinary circumstances and, with the exception of one director, all directors as of the date of the 2017 Annual Meeting of Shareholders attended such meeting.

Board Committees and Their Functions

Our Board has an Audit Committee, a Compensation Committee, a Governance and Nominations Committee, and a Risk Committee. Each committee operates under a written charter, a current copy of which is available on our website at www.firstdata.com under “Investors” and “Corporate Governance.”

Audit Committee

Responsibilities

Assists the Board in fulfilling its oversight responsibilities with respect to:

•  the integrity of First Data’s financial statements

•  First Data’s compliance with legal and regulatory requirements

•  the qualifications, performance and independence of First Data’s independent registered public accounting firm

•  the performance of First Data’s internal auditing department

Committee Members Ms. Yastine (Chair) Ms. Miller Mr. Nevels Number of Meetings during 2017 7

Independence

Ms. Miller, Mr. Nevels, and Ms. Yastine meet the independence requirements of the NYSE, the Securities Exchange Act of 1934, and our Corporate Governance Guidelines.

Financial Experts

Our Board has unanimously determined that all Audit Committee members are financially literate under the NYSE listing standards and all members qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise as required by the NYSE listing standards.

Additional Information

The Audit Committee Charter prohibits any member of the Audit Committee from serving on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Committee.

The Audit Committee report begins on page 58.

Compensation Committee

Responsibilities

•  oversees First Data’s compensation and benefits plans generally

•  evaluates and sets compensation for our CEO and other members of the management committee

•  produces the annual report on executive compensation included in this Proxy Statement

•  evaluates and recommends compensation for our directors

Committee Members Mr. Nuttall (Chair) Mr. Kravis Mr. Plumeri Number of Meetings during 2017 6

Independence

At this time, there are no independent directors on the Compensation Committee. When First Data is no longer a controlled company within the meaning of the NYSE listing standards, all of the Committee’s members will be “independent” as defined under the NYSE listing standards within the time period permitted for such a transition by the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members has been one of our executive officers or employees at any time, except for Joseph J. Plumeri who was an employee of First Data until March 31, 2016. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Committee. We are parties to certain transactions with KKR described in the “Certain Relationship and Related Transactions” beginning on page 22.

Additional Information

The Compensation Committee report begins on page 40.

Governance and Nominations Committee

Responsibilities

•  identifies individuals qualified to become members of the Board and recommend to the Board nominees for election as directors at each annual meeting of shareholders and to fill vacancies or newly created directorships on the Board that may occur between such meetings

•  recommends to the Board directors for appointment to Board committees

•  develops and recommends to the Board corporate governance guidelines

•  oversees the evaluation of the Board and its committees and management

Committee Members Mr. Plumeri (Chair) Mr. Nuttall Mr. Olson Number of Meetings during 2017 5

Risk Committee

Responsibilities

•  oversees the management of risks to First Data

•  oversees risk governance structure, risk assessment, and risk management practices

•  oversees and makes recommendations to the Board regarding First Data’s willingness to accept risks and strategies related to key risks

•  oversees the appointment and, if necessary, replacement of First Data’s Chief Control Officer

Committee Members Ms. Miller (Chair) Mr. De Castro Mr. Nevels Number of Meetings during 2017 4

Director Compensation

During 2017, we modified our director compensation. The following table summarizes the compensation components for each director not employed by us or KKR:

	Annual compensation prior to April 25, 2017	Annual compensation beginning April 25, 2017
Annual Cash Retainer (1)	$75,000	$85,000
Committee Chair Retainer	$0	$25,000 (2)
Annual Stock Award	$125,000 (3)	$150,000 (4)
One-Time Option Award	158,182 options (5)	0

(1)	Paid in quarterly installments on the first business day of each calendar quarter.
(2)	Paid in quarterly installments on the first business day of each calendar quarter to each chair determined by the Board to be an independent director.
(3)	Grant of restricted stock equivalent in value to $125,000, both at the time of their appointment and in connection with each First Data Annual Shareholder Meeting at which they continue to serve to vest 20%/40%/40% on the first three anniversaries of the grant date.
(4)	An award of fully-vested common stock valued at $150,000 based on the closing price of our common stock on the date of grant to be made on the date of initial appointment as a director and at the close of business on the date of each subsequent First Data Annual Shareholder Meeting.
(5)	At the time of their appointment, a one-time grant of options to purchase shares of common stock, with a strike price equal to the fair market value at the time of grant to vest in equal annual installments on the first three anniversaries of the grant date.

Each non-employee director associated with KKR receives an annual cash retainer of $40,000 payable in semi-annual installments on the first business day of January and July of each year.

All cash compensation may be deferred under the First Data 2008 Non-Employee Director Deferred Compensation Plan at the election of each director. All amounts deferred will accrue earnings based on the performance of our common stock and are paid to the director upon termination of the director’s service, subject to acceleration of the payout under certain circumstances.

The following table summarizes compensation for our directors for fiscal year 2017.

	Fees earned or paid in cash ($)
Name (1)	Annual Retainer ($)	Committee Chair Fees ($)	Total Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)	Total ($)
Henrique De Castro (6)	42,500	0	42,500	150,000	0	0	192,500
Joe Forehand (7)	37,500	0	37,500	0	0	0	37,500
Henry Kravis	40,000	0	40,000	0	0	0	40,000
Heidi Miller	80,000	12,500	92,500	150,000	0	0	242,500
James Nevels	80,000	0	80,000	150,000	0	0	230,000
Scott Nuttall	40,000	0	40,000	0	0	0	40,000
Tagar Olson	40,000	0	40,000	0	0	0	40,000
Joseph Plumeri	80,000	0	80,000	150,000	0	0	230,000
Barbara Yastine	80,000	12,500	92,500	150,000	0	0	242,500

(1)	During 2017, Mr. Bisignano was a salaried employee of First Data and did not receive separate compensation for his services on the Board of Directors. His compensation is included in the Summary Compensation Table for Executives.
(2)	Includes the annual retainer and additional fees for each independent director that chairs a Committee. Retainers were paid in cash, except Messrs. De Castro, Kravis, Nuttall, Olson and Ms. Miller elected to defer all or a portion their annual cash retainer earned in 2017. The deferred cash tracks the performance of shares of First Data. At the time of distribution, the cash payments will include any earnings (or losses) based on the change in price of First Data shares during the deferral period.
(3)	Amounts reported reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for the 8,090 shares granted to Mr. De Castro, 9,523 shares granted to Ms. Miller 9,523 shares granted to Mr. Nevels, 9,523 shares granted to Mr. Plumeri, and 9,523 shares granted to Ms. Yastine.
(4)	The directors in the table above held the following aggregate number of shares of restricted stock at year end: Mr. Forehand held 11,503 shares of restricted stock, Ms. Miller held 11,503 shares of restricted stock, Mr. Nevels held 11,503 shares of restricted stock, Mr. Plumeri held 285,434 shares of restricted stock, and Ms. Yastine held 7,519 shares of restricted stock.
(5)	The directors in the table above held the following number of shares subject to options at year end: Mr. Forehand held 1,044,001 options, Ms. Miller held 158,182 options, Mr. Nevels held 158,182 options, Mr. Plumeri held 1,339,903 options, and Ms. Yastine held 158,182 options.
(6)	Mr. De Castro was appointed to the Board on July 20, 2017.
(7)	Mr. Forehand decided not to seek re-election and his term expired April 25, 2017.

Governance

Director Independence

Each year our Board determines which of our directors are independent. Under our Corporate Governance Guidelines, to be considered “independent” a director (1) must meet the independence standards under the NYSE listing standards; and (2) the Board must affirmatively determine that the director otherwise has no material relationship with First Data directly, or as an officer, shareholder, or partner of an organization that has a relationship with First Data. In making its independence determinations, the Board reviews any material direct and indirect relationships between each director and First Data, as well as the compensation and other payments each director received from or made to First Data. Our Board has determined that Mr. De Castro, Ms. Miller, Mr. Nevels, and Ms. Yastine are independent directors. For Ms. Miller, our Board considered her son’s employment with First Data in a non-officer and non-strategic position. Given his position in the company and amount of compensation, the Board determined that his employment did not create a material relationship with First Data that would impair Ms. Miller’s independence.

Controlled Company Exception

Kohlberg Kravis Roberts & Co. L.P. and its affiliates control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, if more than 50% of the voting power of a company is held by an individual, group or another entity, the company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board consist of “independent directors” as defined under the rules of the NYSE;
•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors.

As a result, we do not have a majority of independent directors on our Board and we do not have a nominating and corporate governance committee or a compensation committee that is composed entirely of independent directors. In the event that we cease to be a “controlled company,” we will comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

Board Role in Risk Oversight

Our Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee and the Risk Committee. The Risk Committee represents the Board by overseeing our risk governance structure, risk assessment, and risk management practices, and making recommendations to the Board regarding our willingness to accept risks and strategies related to key risks. The Audit Committee represents the Board by periodically reviewing our accounting, reporting, and financial practices, including the integrity of our consolidated financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of financial risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Our executive officers regularly report to the Board, including the non-management directors, and the Audit, the Compensation, the Governance and Nominations, and the Risk Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The Head of Internal Audit reports administratively to our Chief Control Officer and directly to the Audit Committee. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities given the controlling interest held by KKR.

Lead Director

Our governance framework provides the Board with flexibility to select the appropriate leadership structure. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the our shareholders. The current leadership structure is comprised of a combined Chairperson of the Board and Chief Executive Officer, a Lead Director, and four Board committees. The directors believe that the positions of Chairperson and CEO currently should be held by the same person, as this combination has served us well by providing unified leadership and direction for the Board.

If the individual elected as Chairperson is also an employee of First Data, the Board believes that a Lead Director should be appointed to help ensure robust leadership on the Board. Accordingly, the non-management directors have elected Scott Nuttall as Lead Director. As Lead Director, Mr. Nuttall assists in optimizing the effectiveness of the Board by performing the duties described below.

Scott Nuttall Lead Director

Regular duties

●   Presides at all meetings of the directors and any Board meeting when the Chairperson and CEO are not present, including meetings or executive sessions of the non-management directors;

●   Calls meetings of the non-management directors, as appropriate;

●   Provides feedback from executive sessions of the non-management directors to the Chairperson, CEO, and members of senior management, as appropriate;

●   Serves as a liaison and facilitator between the non-management directors and the Chairperson and CEO, as appropriate;

●   Before the Board meetings, advises the Chairperson and CEO regarding the information to be provided to directors, including the quality, quantity, and timeliness of such information;

●   Advises the Chairperson and CEO regarding Board meeting agenda items and the Board’s calendar, including the number and frequency of Board meetings, to ensure that there is sufficient time for discussion of all agenda items. The Lead Director (and any director) may request inclusion of additional agenda items;

●   Consults with the Chairperson and the Compensation Committee on the appointment of chairs and members for board committees;

●   Collaborates with such Committee on the evaluation of the CEO;

●   Collaborates with such Committee on matters related to Board effectiveness and independence including the performance and structure of the Board and its committees, and the performance of individual directors; and

●   Together with the Chairperson, recommends to the Board and the Board committees the retention of advisers and consultants who report directly to the Board.

Policies Regarding the Approval of Transactions with Related Parties

Our Related Party Transaction Policy requires Board approval of any transactions over $120,000 between First Data and an executive officer, director, 5% or more shareholder, or an immediate family member of any of such individual.

In addition, under our Director Code of Conduct, each director must report to our General Counsel upon learning of any prospective transaction or relationship in which the director will have a financial or personal interest (direct or indirect) that is with us, involves the use of our assets, or involves competition against us (consistent with any confidentiality obligation the director may have). Our General Counsel must then advise our Board of any such transaction or relationship and our Board must pre-approve any material transaction or relationship.

Under our Code of Conduct, executive officers may not use their personal influence to get us to do business with a company in which they, their family members or their friends have an interest. In situations where an executive officer is in a position of influence or where a conflict of interest would arise, the prior approval of our General Counsel is required.

Certain Relationships and Related Transactions

For the year ended December 31, 2017, KKR Capital Markets LLC, an affiliate of KKR, acted as an arranger and bookrunner for various financing transactions related to our credit agreements, and as an initial purchaser relating to issuances of our notes, and received underwriter and transaction fees totaling $1.5 million.

Messrs. Kravis, Nuttall, and Olson are associated with KKR. Mr. Nuttall also serves as a director on the board of KKR Capital Markets LLC.

In September 2016, Mr. Bisignano’s daughter married a current employee of First Data, Sam Lituchy. For fiscal 2017, First Data paid Mr. Lituchy compensation and benefits of $181,462 and granted him 4,409 restricted stock units having a value of approximately $70,400 on the date of grant.

Director Nominations

Our Board is responsible for nominating directors for election by the shareholders and filling any new positions or vacancies on the Board that may occur. The Governance and Nominations Committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership. Shareholders may also propose nominees for consideration by the Committee by writing to First Data Secretary, c/o General Counsel Office, First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281. In formulating its recommendations, the Governance and Nominations Committee will consider recommendations offered by any shareholder, director, or officer of First Data.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide the basic framework for the Board’s operation and role in the governance of First Data. You can find our Corporate Governance Guidelines on our website at www.firstdata.com under “Investors” and “Corporate Governance.”

Code of Ethics

We have adopted an Employee Code of Conduct, which applies to all employees, a Code of Ethics for Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, and Principal

Accounting Officer, and a Directors’ Code of Ethics, which applies to our directors. These Codes can be viewed on our website at www.firstdata.com under “Investors” and “Corporate Governance.” On the same website, we will post amendments to a provision of such codes and waivers from the Code of Ethics for Senior Financial Officers.

Executive Officers

The section below provides information regarding our executive officers, other than Frank Bisignano, as of March 1, 2018:

Cynthia A. Armine-Klein

Age: 56

Position: Executive Vice President, Chief Control Officer

Cynthia A. Armine-Klein has been our Executive Vice President, Chief Control Officer since May 2014. Before joining us, Ms. Armine-Klein was Executive Vice President and Chief Compliance Officer for JPMorgan Chase & Co. from July 2012 to May 2014. Before joining JPMorgan Chase & Co., she spent 31 years at Citigroup and its predecessor firms and was Citigroup’s Global Chief Compliance Officer from 2008 until 2012.

Daniel J. Charron

Age: 53

Position: Executive Vice President, Head of Global Business Solutions

Daniel J. Charron has been our Executive Vice President, Head of Global Business Solutions since February 2015. Before joining us, Mr. Charron spent 14 years with Chase Paymentech, the global payment processing business of JPMorgan Chase & Co., most recently as its President from May 2013 until December 2014. From March 2013 to May 2013, Mr. Charron was acting head of Chase Paymentech and before that he served as Executive Vice President, Head of Client Services from November 2008 until March 2013.

Guy Chiarello

Age: 58

Position: President

Guy Chiarello has been our President since July 2013. Before joining us, Mr. Chiarello was the Chief Information Officer of JPMorgan Chase & Co. for the prior five and a half years and served in various technology roles for Morgan Stanley for 23 years before that.

Ivo M. Distelbrink

Age: 48

Position: Executive Vice President, Head of Asia Pacific Region

Ivo M. Distelbrink joined us in August 2016 as Executive Vice President, Head of Asia Pacific Region. Before joining us, Mr. Distelbrink was the Managing Director - Region Head, Asia-Pacific & Japan for global transaction services for Bank of America Merrill Lynch from 2010 until July 2016. Previously, Mr. Distelbrink served in a number of roles for CitiBank N.A., most recently as Managing Director – Region Head, Asia Pacific & Japan, Treasury & Trade Solutions, Global Transaction Services.

Christopher Foskett

Age: 60

Position: Executive Vice President, Head of Corporate and Business Development

Christopher Foskett joined us in May 2014 as Head of Global, Strategic & National Accounts and has been our Executive Vice President, Head of Corporate and Business Development since June 2015. Before joining us, Mr. Foskett served as the Managing Director, Head of North American Treasury Services and Global Head of Sales for Treasury Services at JPMorgan Chase Bank from 2011 to April 2014. He was Managing Director, Global Head of Financial Institutions at National Australia Bank from 2009 to 2011. Previously, Mr. Foskett was a Managing Director in Citigroup’s Corporate & Investment Bank leading several global businesses from 1991 to 2008. He was previously employed in the merger department at Goldman Sachs & Co. and Merrill Lynch & Co. He has been a member of the Board of Directors of Verisk Analytics, Inc. since 1999, where he serves on the Finance Committee, the Compensation Committee, and as Chairman of the Audit Committee.

Andrew Gelb

Age: 47

Position: Executive Vice President, Head of Global Financial Solutions

Andrew Gelb has been our Executive Vice President, Head of Global Financial Solutions since February 2016. He joined us in November 2014 as Executive Vice President and Head of Financial Services and was our Executive Vice President, Co-Head of Global Financial Solutions between June 2015 and February 2016. Previously, Mr. Gelb spent 17 years at Citigroup Inc. and was Managing Director and Head of North America Treasury and Trade Solutions business from June 2012 until July 2014. Previously, Mr. Gelb was Head of Securities & Fund Services for EMEA (Europe, Middle East & Africa) of Citigroup Inc. from June 2008 until June 2012.

Thomas Higgins

Age: 59

Position: Executive Vice President, Chief Administrative Officer

Thomas Higgins joined us in December 2013 and has been our Executive Vice President, Chief Administrative Officer since May 2014. Before joining us, he was the head of Operational Control at JPMorgan Chase & Co. from January 2011 until December 2013. In 2010, Mr. Higgins retired after a 24-year career with the U.S. Government. He worked in the national security and foreign policy areas and was a member of the Senior Executive Service.

Christine E. Larsen

Age: 56

Position: Executive Vice President, Chief Operations Officer

Christine E. Larsen joined us as Executive Vice President, Chief Operations Officer in June 2013. Before joining us, she was Executive Vice President of JPMorgan Chase & Co. since January 2012 responsible for firm-wide process improvement and enterprise program management, with a focus on control and integration efforts. From 2006 to January 2012, she was responsible for various senior operations and technology roles at JPMorgan Chase & Co.

Gustavo Marin

Age: 60

Position: Executive Vice President, Head of Latin America Region

Gustavo Marin joined us as our Executive Vice President, Head of Latin America Region since February 2015. Before joining us, Mr. Marin spent 32 years with Citibank, most recently as Senior Advisor from July 2012 until July 2013. He was CEO of Citibank Argentina, Brazil, Paraguay and Uruguay from 2001 until 2012 and Country and Business Manager of Citibank Peru from 1996 to 1998. Mr. Marin served on the Conselho de Desenvolvimento Economico e Social, the advisory body of the Presidency of the Republic, and as a member of the Board of Directors of the Brazilian Federation of Banks. He also served on the Advisory Board of the Brazilian Futures Exchange and as a member of the International Advisory Board of Thomson Reuters.

Anthony S. Marino

Age: 54

Position: Executive Vice President, Head of Human Resources

Anthony S. Marino joined us in March 2015 as Executive Vice President, Head of Human Resources. Before joining us, Mr. Marino was Executive Vice President and Chief Human Resources Officer for The Guardian Life Insurance Company from September 2014 until February 2015. Previously, he was Chief Human Resources Officer and General Manager at Bank of Tokyo-Mitsubishi UFJ from January 2011 until September 2014. From September 2007 until December 2010, Mr. Marino was Chief Human Resources Officer at Ally Financial.

Barry C. McCarthy

Age: 54

Position: Executive Vice President, Head of Network and Security Solutions

Barry C. McCarthy has been our Executive Vice President, Head of Network and Security Solutions since June 2015. Previously, Mr. McCarthy was Executive Vice President, Head of Consumer and Network Solutions from November 2014 until June 2015 and president of our U.S. Financial Services segment from February 2013 until October 2014. Mr. McCarthy joined us in 2004 and has served in various roles of increasing responsibility including head of the merchant product organization, new technologies and general manager of our Asia-Pacific merchant business. Before joining us, he co-founded MagnaCash, a Silicon Valley-based micropayments company, and held various executive roles at VeriSign, Wells Fargo Bank, and Procter & Gamble.

Michael K. Neborak

Age: 61

Position: Executive Vice President, Head of EMEA Region

Michael K. Neborak has been our Executive Vice President, Head of EMEA Region since January 2016. He joined us in July 2014 as our Executive Vice President, Director of Finance. Previously, Mr. Neborak was Group Chief Financial Officer of Willis Group Holdings plc from July 2010 to June 2014. Mr. Neborak also served as Chief Financial Officer of MSCI Inc. from 2006 to 2010. Earlier in his career, from 1982 to 2006, Mr. Neborak served in roles of increasing responsibility within business units of Citigroup and its predecessor companies. He began his career with Arthur Andersen & Co.

Himanshu A. Patel

Age: 42

Position: Executive Vice President, Chief Financial Officer

Himanshu A. Patel has been our Executive Vice President, Chief Financial Officer since September 2015. Mr. Patel previously was our Executive Vice President, Strategy, Planning and Business Development and served in that role since joining us in June 2013. Before joining us, he served in various roles at JPMorgan Chase & Co. since 1997, including as a Managing Director from 2011 to 2013 leading strategy for the mortgage banking division and as a Senior Equity Analyst from 2001 to 2011.

Adam L. Rosman

Age: 52

Position: Executive Vice President, General Counsel and Secretary

Adam L. Rosman has been our Executive Vice President, General Counsel and Secretary since October 2014. Before joining us, Mr. Rosman served as Group General Counsel of Willis Group Holdings plc from May 2012 until September 2014. He joined Willis Group in 2009, serving as Deputy Group General Counsel until May 2012. Previously, Mr. Rosman was Senior Vice President and Associate General Counsel at Cablevision Systems Corporation in Bethpage, New York, and before that he was a partner at the Washington D.C.-based law firm of Zuckerman Spaeder LLP. Between 1997 and 2003, Mr. Rosman was an Assistant United States Attorney in Washington, D.C. He also worked in 2000 and 2001 as Deputy Assistant to the President and Deputy Staff Secretary for President Clinton.

Jeffrey M. Shanahan

Age: 39

Position: Executive Vice President, CardConnect

Jeffrey Shanahan has served as an Executive Vice President of First Data since July 2017. He previously was Chief Executive Officer and President of CardConnect Corp. from July 2016 to July 2017, and served as FTS Holding Corporation’s Chief Executive Officer from February 2014 to July 2016 and as President from August 2006 to July 2016. Prior to joining FTS, Mr. Shanahan was employed as a Management Consultant for Booz Allen Hamilton, a management and technology consulting firm, and Cap Gemini, S.A., a multinational management consulting firm.

Share Ownership

Directors, Management, and Certain Beneficial Owners

The following table shows the amount of our Class A common stock and Class B common stock beneficially owned by each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each person or group known by us to be the beneficial owner of more than 5% of either Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Applicable percentage ownership is based on 485,496,612 shares of Class A common stock and 443,286,524 shares of Class B common stock outstanding at March 1, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, restricted stock or other convertible securities held by that person or entity that are currently exercisable or vested or that will become exercisable or vested within 60 days of March 1, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as indicated by the footnotes below, (a) all amounts are as of March 1, 2018, (b) we believe, based on the information furnished to us, that the persons and entities listed have sole voting and investment power with respect to the shares they beneficially own, and (c) the address of each beneficial owner is c/o First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281.

	Shares Beneficially Owned
	Class A (includes shares of Class B that are immediately convertible to Class A) (1)		Class B		% of Total Voting Power (2)

Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
New Omaha Holdings L.P.(3)	438,041,146	47.4%	438,041,146	98.8%	89.1%
Entities affiliated with The Vanguard Group (4)	40,548,855	8.4%	0	-	*
Entities affiliated with Fidelity (5)	33,151,243	6.8%	0	-	*
Glenview Capital Management, LLC (6)	27,472,976	5.7%	0	-	*
Named Executive Officers and Directors: (7)
Frank J. Bisignano (8)	11,846,744	2.4%	9,079,142	2.1%	1.9%
Himanshu A. Patel (9)	1,503,801	*	976,449	*	*
Guy Chiarello (10)	2,885,933	*	2,076,606	*	*
Christopher Foskett (11)	443,133	*	256,858	*	*
Jeffrey M. Shanahan	340,217	*	0	-	*
Henrique De Castro(12)	8,090	*	0	-	*
Henry R. Kravis (3)(13)	0	-	0	-	-
Heidi G. Miller (14)	211,362	*	176,855	*	*
James E. Nevels (15)	121,410	*	110,726	*	*
Scott C. Nuttall (16)	100,000	*	0	-	*
Tagar C. Olson (17)	0	-	0	-	-

Joseph J. Plumeri (18)	3,169,924	*	2,259,930	*	*
Barbara Yastine (19)	64,129	*	0	-	*
All directors and executive officers as a group (24 persons) (20)	28,061,738	5.6%	19,093,556	4.3%	4.1%

* Less than one percent

(1)	Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at any time at the option of the holder with the prior consent of First Data, upon the election of the holders of a majority of the then-outstanding shares of Class B common stock, automatically upon transfer, with certain exceptions, and upon certain other events.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share and holders of our Class A common stock are entitled to one vote per share.
(3)	Based on information reported by New Omaha Holdings L.P., New Omaha Holdings LLC, KKR 2006 Fund L.P., KKR Associates 2006 LP, KKR 2006 GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, Henry R. Kravis, and George R. Roberts on a Schedule 13G/A filed with the SEC on February 13, 2018. New Omaha Holdings L.P. indicated that it as of December 31, 2017 had shared voting and investment power over these shares. Each of New Omaha Holdings LLC (as the sole general partner of New Omaha Holdings L.P.); KKR 2006 Fund L.P. (as the sole member of New Omaha Holdings LLC); KKR Associates 2006 L.P. (as the general partner of KKR 2006 Fund L.P.); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); KKR Management LLC (as the general partner of KKR & Co. L.P.) and Messrs. Kravis and Roberts (as the designated members of KKR Management LLC) may be deemed to be the beneficial owner of any shares of Class A Common Stock beneficially owned by New Omaha Holdings L.P., but each disclaims beneficial ownership of such shares. The principal business office listed for all persons (other than George R. Roberts) is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business office listed for George R. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(4)	Based on information reported by The Vanguard Group on a Schedule 13G/A filed with the SEC on February 9, 2018. The Vanguard Group indicated that as of December 31, 2017 it had sole voting power over 360,779 of these shares, shared voting power over 93,543 of these shares, sole investment power over 40,102,186 of these shares, and shared investment power over 446,669 of these shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Based on information reported by FMR LLC and Abigail P. Johnson on a Schedule 13G/A filed with the SEC on February 13, 2018. FMR LLC indicated that as of December 31, 2017 it had sole voting power over 2,499,085 of these shares and sole investment power over all of these shares. FMR LLC listed its address as 245 Summer Street, Boston, MA 02210.
(6)	Based on information provided in a Schedule 13G/A filed jointly on February 14, 2018 by Glenview Capital Management, LLC and Larry Robbins. Glenview Capital Management, LLC and Larry Robbins indicated that as of December 31, 2017 each held shared investment voting and investment power over these shares. Glenview Capital Management, LLC and Larry Robbin each listed 767 Fifth Avenue, 44th Floor, New York, New York 10153 as an address.
(7)	No shares are pledged as security.
(8)	Includes (i) 2,767,602 shares of Class A common stock, 205,243 of which are held by Frank J. Bisignano 2016 Grantor Retained Annuity Trust for which Mr. Bisignano shares voting and investment power, 397,356 of which are held by Frank J. Bisignano 2017 Grantor Retained Annuity Trust for which Mr. Bisignano shares voting and investment power, 25,800 of which are held by Mr. Bisignano’s spouse, 15,190 of which are held in accounts for the benefit of Mr. Bisignano’s children, 1,055,291 of which are restricted shares that have voting rights but not investment power, and 647,260 of which are covered by options that are exercisable within 60 days of March 1, 2018, and (ii) 9,079,142 shares of Class B common stock, and 7,250,623 of which are covered by options that are exercisable within 60 days of March 1, 2018.
(9)

Includes (i) 527,352 shares of Class A common stock, 308,096 of which are restricted shares of Class A common stock that have voting, but not investment power and 152,230 of which are covered by options that are exercisable within 60 days of March 1, 2018, and (ii) 976,449 shares of Class B common stock, 788,273 of which are covered by options that are exercisable within 60 days of March 1, 2018.
(10)	Includes (i) 809,327 shares of Class A common stock, 392,878 of which are restricted shares of Class A common stock that have voting, but not investment power and 267,798 of which are covered by options that are exercisable within 60 days of March 1, 2018, and (ii) 2,076,606 shares of Class B common stock, 1,562,048 of which are covered by options that are exercisable within 60 days of March 1, 2018.
(11)	Includes (i) 186,275 shares of Class A common stock, 100,802 of which are restricted shares of Class A common stock that have voting, but not investment power and 49,891 of which are covered by options that are exercisable within 60 days of March 1, 2018, and (ii) 256,858 shares of Class B common stock, 158,182 of which are covered by options that are exercisable within 60 days of March 1, 2018.
(12)	Does not include 2,459.46 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock. The units become payable in cash upon termination of service as a director.
(13)	Does not include 28,576.63 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock. For the avoidance of duplication, does not include shares owned by New Omaha Holdings L.P. described in footnote (3) above. Mr. Kravis serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P.
(14)	Includes (i) 34,507 shares of Class A common stock, 10,000 of which are held by Ms. Miller’s spouse and 3,994 of which are restricted shares that have voting, but not investment power and (ii) 176,855 shares of Class B common stock, 158,182 of which are covered by options that are exercisable within 60 days of March 1, 2018. Does not include 22,274.42 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock.
(15)	Includes (i) 20,707 shares of Class A common stock, 3,994 of which are restricted shares that have voting, but not investment power and (ii) 176,855 shares of Class B common stock, 158,182 of which are covered by options that are exercisable within 60 days of March 1, 2018.
(16)	Includes 25,000 shares of Class A common stock that are held by a trust for the benefit of Mr. Nuttall’s family for which Mr. Nuttall shares voting and investment power. Does not include 31,951.19 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock. The units become payable in cash upon termination of service as a director. Mr. Nuttall serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P. The principal business address of Mr. Nuttall is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(17)	Does not include 31,951.19 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock. The units become payable in cash upon termination of service as a director. Mr. Olson serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P. The principal business address of Mr. Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(18)	Includes (i) 909,994 shares of Class A common stock, 91,466 of which are restricted shares that have voting, but not investment power and 171,807 of which are covered by options that are exercisable within 60 days of March 1, 2018, and (ii) 2,259,930 shares of Class B common stock, 1,119,929 of which are covered by options that are exercisable within 60 days of March 1, 2018. Does not include 3,163 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of Class A common stock.
(19)	Includes (i) 64,129 shares of Class A common stock, 52,727 of which are covered by options that are exercisable within 60 days of March 1, 2018.
(20)	Includes (i) 8,968,182 shares of Class A common stock, 3,632,894 of which are restricted shares that have voting, but not investment power and 2,172,483 of which are covered by options that are exercisable within 60 days of March 1, 2018, and (ii) 19,093,556 shares of Class B common stock, 13,882,579 of which are covered by options that are exercisable within 60 days of March 1, 2018. Does not include share units deferred under the Director Deferred Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those directors and officers, we believe that each director and executive officer has filed timely reports under Section 16(a) of the Securities Exchange Act of 1934 during 2017, except for a Form 4 filed on May 11, 2017 for Matt Cagwin that reported a purchase of 1,000 shares of Class A common stock under First Data’s directed share program in connection with First Data’s initial public offering.

Compensation Discussion and Analysis

Introduction

Our executive compensation program is designed to attract and retain quality individuals, as well as to motivate them to help us achieve our financial goals and create shareholder equity value. Our named executive officers (NEOs) are paid based on performance, primarily in time- and performance-vested equity, and competitively to the market.

Our Board of Directors and Compensation Committee views compensation awarded for 2017 as including the base salary for the year and performance-based compensation awarded in 2018 for 2017 performance. In addition to compensation awarded for 2017 performance, the Board of Directors and Compensation Committee reviewed the vested and unvested equity holdings of our executives and determined that additional equity awards should be granted to incentivize our NEOs to remain with us for the long term and ensure executive and shareholder interests are aligned. We also made a significant equity grant to the CEO of a company we acquired as a sign-on award to convince him to remain with us and incent him to successfully integrate the acquired company. We view the retention and sign-on awards as being outside of the regular compensation provided to NEOs and discuss them separately.

How We Determine Compensation

Role of the Governance, Compensation and Nominations Committee

In 2017, the Governance, Compensation and Nominations Committee was split into two separate Committees allowing the Compensation Committee (the Committee) to focus on compensation related items. Prior to April 2017, the Governance, Compensation and Nominations Committee consisted of Messrs. Forehand, Kravis, Plumeri, and Nuttall. After April 2017, the Compensation Committee consisted of Messrs. Kravis, Plumeri, and Nuttall. Mr. Nuttall served as the Chairperson of both committees.

The Committee approves all aspects of compensation for executive officers, including the form and compensation amounts. Specifically, the Committee:

●	establishes our compensation philosophy in consultation with management and oversees management’s development and implementation of our compensation and benefits policies;
●	evaluates performance and sets executive officers compensation,
●	oversees our equity plans; and
●	determines how best practices in good governance should be applied on compensation topics.

The Board of Directors, however, approves equity grants to executive officers, generally after Committee recommendations, to exempt the grants from short-swing profit rules.

Role of Independent Consultant

Our Compensation Committee has the sole authority to retain and replace compensation consultants to provide it with independent advice. The Compensation Committee has engaged Johnson Associates, Inc. as its independent consultant to advise on executive and non-employee director compensation matters. This selection was made without the influence of management.

Role of Management in Executive Officer Compensation Decisions

Our Chief Executive Officer, Chief Human Resources Officer, and General Counsel generally provide information, data, analysis, updates, and compensation recommendations to the Committee. Management periodically engages compensation consultants to assist it in this process, and it utilizes market data from a wide variety of sources. Ultimately, the Compensation Committee makes the final decisions on executive officer compensation matters. As part of the Committee’s compensation setting process, our Chief Executive Officer makes recommendations to the Committee regarding compensation for executive officers other than himself.

Highlights of our Compensation Practices

Although we are a controlled company, we adhere to certain best practices regarding compensation.

What We Do

✓ Emphasis on Equity-Based Total Compensation: The bulk of compensation is paid in equity rather than cash to better align management with shareholders. Additionally, our total compensation is highly correlated with company performance to further align management with shareholders.

✓ Significant Share Ownership Guidelines: To further align interests, we have rigorous share ownership guidelines, which generally require executive officers and directors to retain much of the stock they acquire through equity compensation while they remain with First Data.

✓ Clawback Provisions: We have “clawback” provisions for equity compensation, requiring executives to repay amounts when it is subsequently determined they should not have received them.
What We Don’t Do

☒ Hedging and Pledging of Our Stock: We prohibit all employees and directors from hedging First Data stock. The policy also prohibits pledging of First Data stock except if the employee or director receives the written consent of our General Counsel. We believe that these individuals should bear the full risks of equity ownership except in extraordinary circumstances. To date, there have been no requests (and therefore no approvals) to hedge or pledge First Data stock.

☒ Perquisites: We provide minimal executive benefits and perquisites.

Adopting New Best Pay Practices

The Committee considers best pay practices for public companies, including new trends and developments, in determining compensation. The Committee is committed to implementing additional best pay practices over time, if it determines such changes are in the best interest of shareholders.

Our Compensation Philosophy and Strategy

We structure our compensation to reinforce growth goals and sustained share value creation. In particular:

●	We focus on total compensation, which combines salary and incentives

●	We use equity as the primary pay component

●	We emphasize pay for performance

●	We pay competitively, compared to market

Use of Equity and Share Retention Requirements

The Committee seeks to align management with shareholders by granting most of our NEOs’ total compensation in equity that increases in value as our financial performance improves. The Committee also seeks to retain management by requiring employment through equity vesting periods to receive the full value of equity-based awards. As further described below, the Committee’s first quarter 2018 equity-based awards reflect this approach: the awards generally vest over three years and generally require continued employment through each vesting date.

As described in more detail below, our CEO must retain at least 90% of the stock acquired from equity compensation, net of taxes, and charitable donations, until employment termination. Our other NEOs must retain at least 75% of the stock from equity compensation, net of taxes, charitable donations, through employment termination. These are among the most rigorous share retention requirements of any public company.

Pay our NEOs Based on Performance

We are committed to rewarding executives based on our performance. At the end of each year, the Committee determines how First Data performed across various financial and qualitative objectives. The Committee then determines awards for each NEO, based both on Company and individual performance.

The Committee also determines how the award for prior year performance will be paid. For 2017, the award was paid in two forms:

●	A cash award under our Senior Executive Incentive Plan (the SEIP)
●	An award of time vested restricted stock

Market Competitive Pay

The Committee wants to ensure executives are paid competitively. In order to successfully attract and retain top performing executives, our Human Resources Department annually reviews market data and aims to provide our executives with competitive total compensation opportunities.

The Chief Executive Officer, Human Resources Department, and the Committee periodically review our executive compensation practices against a peer group of companies. Our peer group includes direct competitors, frequently identified peer companies to our direct competitors, and other companies comparable to us in terms of industry, pay practices, revenue and market value. In 2016, Johnson Associates assisted the Committee in adjusting the peer group to reflect First Data today. The peer group considered by the Committee to determine 2017 NEO compensation included the following 17 companies:

● Accenture plc ● Computer Sciences Corporation ● Fiserv, Inc. ● MasterCard Incorporated ● State Street Corporation ● Vantiv, Inc.	● ADP, LLC ● Discover Financial Services, Inc. ● Global Payments Inc. ● NCR Corporation ● Total System Services ● Visa Inc.	● The American Express Company ● Fidelity National Information Services ● Intuit Inc. ● Paypal Holdings, Inc. ● Worldpay

For 2017, the Committee used peer group data as one factor regarding pay. The Committee engaged Johnson Associates to benchmark NEO positions against market data. While our NEOs were positioned competitively to the peer group, the Committee did not pay NEOs at any particular peer group market percentile.

Summary of 2017 Compensation

2017 Performance

For 2017, we considered the following aspects of our performance to determine our NEO compensation:

●	We delivered segment revenue growth, segment EBITDA growth, adjusted EPS growth, and free cash flow within the guidance we set in November 2016
●	We grew our organic constant currency segment EBITDA to $3.085 billion*, up 6%* over the prior year
●	We grew fully-diluted adjusted earnings per share by 15%*
●	We grew total segment revenues by 4%* on a constant currency basis
●	Free cash flow improved to $1.359 billion*, reflecting increased EBITDA and lower cash interest
●	We significantly improved our ISV offering by acquiring CardConnect and BluePay
●	Revenue from our merchant joint ventures in North America shrank but significant actions were taken to improve the performance in the future

* Non-GAAP financial measures. For information on how these metrics are calculated, see “Explanation of Non-GAAP Financial Measures” on page 40.

Elements of 2017 Compensation

In January 2017, the Committee determined our NEOs’ total compensation packages based on Company and individual performance. Compensation included the following elements:

Element	Total Compensation
Base Salary	In effect at December 31, 2017
Incentive Compensation	Annual cash incentive under the Senior Executive Incentive Plan (the SEIP) Time vested restricted stock
Other Compensation	Benefits and perquisites, as detailed below

Base salary

Base salary provides executives with a level of cash income predictability. The Committee believes base salaries for executives should reflect market competitive levels and factors such as experience and breadth of responsibilities, performance, individual skill set, pay relative to peers within First Data, and base pay in previous roles outside of First Data. Initial base salaries for our NEOs are agreed to at the time of hiring. Each executive officer is reviewed annually and is eligible for a discretionary annual merit increase. Base salaries may also be adjusted at other times to deal with competitive pressures or changes in job responsibilities. Mr. Bisignano’s salary was decreased in 2016 from $1,500,000 to $1,320,000. No NEO received a base salary increase for 2017.

The following table shows our NEOs’ annual base salaries as of December 31, 2017:

Name and Principal Position	Base Salary
Frank J. Bisignano Chief Executive Officer	$1,320,000
Himanshu A. Patel Executive Vice President Chief Financial Officer	$600,000
Jeffrey M. Shanahan* Executive Vice President, Card Connect	$500,000
Guy Chiarello President	$1,000,000
Christopher Foskett Executive Vice President, Business and Corporate Development	$525,000

* Jeffrey Shanahan received pro-rated salary of $250,000 in conjunction with acquisition of Card Connect during 2017

2017 Incentive Compensation

Each NEO is eligible for an annual discretionary cash incentive and equity based on First Data’s performance against our strategic growth objectives and individual performance. Consistent with our overall compensation philosophy, cash incentives are generally much smaller than long-term equity awards.

For 2017, the Board, with input from management, set strategic goals for our performance. These goals included growing segment revenue, segment EBITDA, adjusted EPS, and free cash flow as well as maintaining positive operating leverage. These were the basis of First Data’s performance portion of incentive pay for 2017.

The Committee also considers individual performance and contribution in meeting our strategic goals. The Committee considers a number of factors, including:

●	the overall performance of the executive;
●	the effective management of expenses;
●	the effective management of risk;
●	demonstration of leadership, teamwork, and innovation; and
●	the extent of the accomplishment of our strategic goals.

The size of awards is based primarily on our annual financial performance, but individual performance is also considered. To best accomplish this, the Committee approved a fully discretionary funding structure for 2017 annual incentive compensation. This structure allowed the Committee to maintain the ability to appropriately reward the performance of each NEO.

The Committee determined the total incentive compensation for each NEO would be flat or increased from the previous year based on the 2017 performance of the Company discussed above, which was better than 2016, and leadership of each individual NEO to achieve the results. The Committee also took into account that it had lowered NEO incentive compensation in the previous year.

After determining the total compensation for each NEO, the Committee determines the mix between cash and equity. For 2017, we elected to pay only a small portion of annual incentive compensation in cash, 5% for Mr. Bisignano and approximately 10% to each of the other NEOs, with the exception of Mr. Shanahan, who was paid 25% in cash as was contemplated as part of his agreement to join the Company. The reminder was paid in time-vested restricted stock awards which the Committee granted on February 15, 2018 for Mr. Bisignano and the remainder of the Management Committee. We believe this cash/equity ratio best aligns the NEO’s interest with creating value for shareholders.

2017 Cash Incentive Awards

The annual cash incentives for 2017 performance under the SEIP were as follows:

Name and Principal Position	Annual Cash Incentive Award
Frank J. Bisignano Chief Executive Officer	$559,000
Himanshu A. Patel Executive Vice President, Chief Financial Officer	$180,000
Jeffrey M. Shanahan Executive Vice President, Card Connect	$375,000
Guy Chiarello President	$460,000
Christopher Foskett Executive Vice President, Business and Corporate Development	$167,500

2018 Equity-Based Grants Based on 2017 Performance

In the first quarter of 2018, the Committee granted the awards shown below under the 2015 Omnibus Incentive Plan. The grants reflect the portion of 2017 incentives made in time vested equity. The awards have the following terms:

●	restricted stock that generally vests in three installments, 20% on the first grant anniversary, 40% on the second anniversary and 40% on the third anniversary, subject to continued employment on each vesting date.

Name and Principal Position	Number of Shares of Restricted Stock	Value of Shares of Restricted Stock
Frank J. Bisignano Chief Executive Officer	656,833	$10,621,000
Himanshu A. Patel Executive Vice President, Chief Financial Officer	100,185	$1,620,000
Jeffrey M. Shanahan Executive Vice President, Card Connect	69,753	$1,125,000
Guy Chiarello President	256,029	$4,410,000
Christopher Foskett Executive Vice President, Business and Corporate Development	93,228	$1,507,500

Other Fiscal 2017 Compensation

From time to time, the Committee may award sign-on bonuses or equity-based awards in connection with an NEO joining us. Sign-on awards are used only when necessary to attract highly skilled individuals. Often, they are used to offset the loss of unvested compensation as a result of leaving their current employer. We acquired CardConnect in 2017 and granted sign-on equity awards to Mr. Shanahan, the Chief Executive Officer of CardConnect at the time of the acquisition. Mr. Shanahan was awarded 808,700 shares of restricted stock that vest 25% per year on the anniversary of the July 6, 2017 grant date. We also awarded him 195,203 shares of restricted stock that that vest if all of the following performance criteria are achieved and Mr. Shanahan has not had a termination of employment before December 31, 2019: (i) 12% Organic Revenue Growth at CardConnect, Ignite Payments, and other related businesses as determined by First Data’s CEO following good faith consultation with Mr. Shanahan (the Division) for the fourth quarter of 2018 versus the fourth quarter of 2017, (ii) 20% Adjusted EBITDA Growth at the Division for the fourth quarter of 2018 versus the fourth quarter of 2017, (iii) 12% Organic Revenue Growth at the Division for 2019 versus 2018, and (iv) 20% Adjusted EBITDA Growth at the Division for 2019 versus 2018. The aggregate grant date value of the awards was approximately $17,999,981. Mr. Shanahan was determined to be a key leader of CardConnect who was deemed critical to successfully integrate CardConnect into our business. The grants were made to secure his services and incentive him to lead the effort to aggressively grow the business.

Equity-Based Retention Awards

In addition to recognizing the company’s strong performance, the Committee and Board of Directors also considered the future of the Company and the importance of ensuring the sustainability of the Company’s long-term success. Accordingly, in July of 2017, the Committee granted a long-term equity award to our Management Committee. Excluding our CEO, the NEO awards vest 20% on August 15, 2018, 40% on August 15, 2019, and 40% on August 15, 2020. Our CEO’s award is designed to not be delivered fully for up to 7 years, depending on stock performance. This length of time is much longer than typical equity grants and was intentionally crafted to retain the CEO and further align his interests with shareholders. The award has the following terms:

●	Restricted stock units that vest over seven years, or 14.2857% each year
●	The 14.2857% can be increased to 20% each year if First Data stock increases 15% for ten consecutive trading days in a year
●	For vesting purposes, the 15% per share increase is cumulative
●	For vesting purposes, the starting share price is $17.89, which was the closing price on August 15, 2017
●	First vest (at either 14.2857% or 20% depending on performance) will be August 15, 2018

Mr. Bisignano, our CEO, has continued to demonstrate excellent performance and outstanding leadership since becoming our CEO in 2013, leading the development and long-term strategy of the firm. The Board determined that Frank Bisignano, our CEO, is integral to the future growth of the company and that his award should reflect the Board’s opinion that he be retained going forward and further incentivized to drive long-term performance. Additionally, the Board fully understood the cost of the award and determined that it was pivotal for the firm to provide an equity retention award with long vesting (up to 7 years) to ensure that the CEO continue to perform at the highest level. The award of 5,000,000 shares of restricted stock was made in July 2017. The value of the award is approximately $92,700,000 based on the closing price of our Class A Common Stock on July 20, 2017 of $18.54. The grant date value of the award is included in our “Summary Compensation Table” and “Grants of Plan-Based Awards in 2017,” and the costs to the Company will be amortized over the vesting period. In determining the award amount, the Committee considered several factors including Mr. Bisignano’s vested and unvested awards, Company performance, individual performance, the annualized value of the award over the vesting period, and the Committee’s experience and business judgment.

For the rest of the NEOs, the grants vest on the following schedule: 20% on August 15, 2018, 40% on August 15, 2019 and 40% on August 15, 2020. The table below illustrates the equity-based retention awards for the NEOs based on the closing price of our Class A Common Stock on July 20, 2017 of $18.54:

Name and Principal Position	Number of Restricted Stock Units	Value of Shares of Restricted Stock
Frank J. Bisignano Chief Executive Officer	5,000,000	$92,700,000
Himanshu A. Patel Executive Vice President, Chief Financial Officer	250,000	$4,635,000
Guy Chiarello President	500,000	$9,270,000
Christopher Foskett Executive Vice President, Business and Corporate Development	200,000	$3,708,000

The Board determined that the existing management team had demonstrated excellent performance and outstanding leadership since joining the Company and retaining their services was key to the Company’s future growth. The Committee considered many factors in determining the award amounts, including each individual’s vested and unvested awards, Company performance, individual performance, the annualized value of the award over the vesting period, and the Committee’s experience and business judgment.

Benefits and Perquisites

We focus on performance-based compensation while providing only minimal executive benefits. We do provide to all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. These include:

●	a 401(k) savings plan; and
●	medical, dental, vision, life and disability insurance coverage, and dependent care and flexible spending accounts.

We do not currently offer defined benefit pension benefits or non-qualified retirement benefits to our NEOs. We also do not currently offer a Company match in our 401(k) savings plan.

We provide our NEOs with limited perquisites and personal benefits not generally available to all employees such as reimbursements for relocation, housing, and moving expenses. In limited instances NEOs are also authorized to use the corporate aircraft or a car and driver for personal purposes. Per his employment agreement, Mr. Bisignano is provided with use of a car and driver and is eligible for financial planning assistance and use of the corporate aircraft. In addition, from time to time we provide tax gross-ups on perquisites in order to allow our NEOs to enjoy the full benefit of the perquisite.

Severance and Change in Control Agreements

We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in First Data’s executive attraction and retention efforts. Our severance and change in control policy provides for payment rights, and benefits to the NEOs (other than Mr. Bisignano) on an involuntary termination of employment without cause. Under the policy, the cash severance is equal to one year’s base pay plus the bonus paid for the prior year before termination, if any, and a prorated bonus based on time worked during the year of termination. For the first two years of his employment, Mr. Shanahan will be eligible to receive two times his base pay plus the bonus paid for the prior year before termination, if any, and a prorated bonus based on time worked during the year of termination. As a condition to receiving severance, all participating NEOs must release First Data and its employees from all claims they may have against them and agree to a number of restrictive covenants which are structured to protect us from potential loss of customers or employees and to prohibit the release of confidential company information. For Mr. Bisignano, his employment agreement described below provides for a cash severance payment equal to (1) the greater of (a) $9.5 million or (b) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination and (2) a pro rata portion of the annual incentive payment that would have otherwise been payable if he had remained employed through such year.

Share Ownership Guidelines

We have an equity retention policy for our directors, NEOs, and all other members of our Management Committee, which require them to maintain a minimum share ownership level throughout their employment. Equity retention requirements are also in place for our highly compensated employees.

Members of our Management Committee must retain at least 75% of the stock they acquire through equity compensation (net of taxes, transaction costs, and charitable donations) as long as they are employed by us. Our Chief Executive Officer and directors must retain at least 90% of the stock they acquire through equity compensation (net of taxes, transaction costs and charitable donations) as long as they are either employed by us or serve as a director. Under the policy, stock acquired through compensation plans includes vested restricted stock, restricted stock units, stock held after exercising options and vested equity contributed to qualified or non-qualified retirement plans, but does not include unvested restricted stock, unvested restricted stock units or vested or unvested stock options.

Exceptions to this policy may be granted by the Chief Executive Officer, in consultation with the chairperson of the Committee, as follows:

●	where the retention commitment would create a financial hardship (in such instances, the Committee may also approve an alternative ownership plan that reflects both the intention of the policy and the individual’s circumstances); or
●	other situations that the Chief Executive Officer deems appropriate.

If the Chief Executive Officer or a director requests an exception, that request must be submitted to the chairperson of the Committee for their review and approval. To date, there have been no requests for an exception (and therefore no exception approvals) to the share ownership requirements.

Clawback Provisions

We have a policy to clawback incentive compensation of executive officers that requires the repayment of compensation in the event of a subsequent accounting restatement to ensure that incentive compensation is rightfully earned by the executives.

Hedging and Pledging Prohibition

As part of our insider trading policy, all employees, including our named executive officers, and non-employee directors are prohibited from engaging in short sales or hedging transactions involving our securities. They are also prohibited from establishing margin accounts or otherwise pledging our securities. Exceptions to this policy may only be granted by the written consent of our General Counsel. To date, there have been no requests (and therefore no approvals) to hedge or pledge First Data stock.

Compensation and Risk

The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

●	Balances a mix of fixed versus variable, at-risk compensation;
●	Balances a mix of short and long-term incentive compensation;
●	Provides that variable compensation is based on a variety of qualitative and quantitative performance goals;
●	Provides for a clawback of executive compensation in specified circumstances; and
●	Share ownership guidelines.

Tax and Accounting Considerations

The Compensation Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs. Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code prohibited a tax deduction to public corporations for compensation greater than $1 million for any fiscal year to the chief executive officer and the three highest paid executive officers excluding the chief executive officer and chief financial officer. However, specific forms of performance-based compensation were excluded from the $1 million deduction limit assuming certain requirements were met.

Effective January 1, 2018, Section 162(m) was amended to prohibit a tax deduction for all compensation greater than $1 million, including performance-based compensation, paid to its (i) principal executive officer, (ii) principal financial officer, (iii) any individual who served or acted in the capacity of either of the former roles at any time during the tax year, (iv) three highest paid executive officers excluding the principal executive officer and principal financial officer, and (v) any employee who during any taxable year beginning after December 31, 2016 was considered the principal executive officer, principal financial officer, or one of the three highest paid executive officers excluding the principal executive officer and principal financial officer of the company or a predecessor.

These changes to Section 162(m) included certain transition rules under which the changes to Section 162(m) regarding the deductibility of performance-based compensation would not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and was not materially modified after that date.

For 2017 executive compensation programs and structures, the Committee considered the implications of Section 162(m) as it existed prior to the January 1, 2018 amendment. While the Committee considers tax deductibility as one factor for determining executive compensation, the Committee also considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.

For 2017, we expect to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following the IPO. This transition period may extend until the first annual stockholders’ meeting that occurs after the close of the third calendar year following the calendar year in which the IPO occurred, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Form 10-K.

Scott C. Nuttall, Chairperson
Henry R. Kravis
Joseph Plumeri

Explanation of Non-GAAP Financial Measures

Information on how we calculate total segment revenue growth rate and free cash flow (all presented on page 33) is disclosed on pages 38 and 53-54 of the Annual Report on Form 10-K for the period ended December 31, 2017. Information on how we calculate fully-diluted adjusted earnings per share and organic constant currency segment EBITDA (also presented on page 33) is included below.

	Twelve months ended December 31,
	2017	2016	% Change
Net income attributable to First Data Corporation	$1,465	$420	NM
Adjustments:
Stock based compensation	245	263	(7)%
Loss on debt extinguishment	80	70	14%
Amortization of acquisition intangibles and deferred financing costs(a)	403	422	(5)%
Loss (gain) of disposal of businesses	(18)	34
Visa Europe settlement gain	—	(29)	NM
Restructuring	83	49	69%
Intercompany foreign exchange (loss) gain	1	(19)	NM
Fees paid on debt modification	10	29	(66)%
Impairments, litigation, and other(b)	24	11	118%
Deal integration costs	27	—	NM
Mark-to-market adjustment for derivatives and euro-denominated debt(c)	—	5	NM
Income tax on above items and discrete tax items(d)	(895)	(35)	NM

Adjusted net income	$1,425	$1,220	17%

Adjusted net income per share:
Basic	$1.56	$1.35	16%
Diluted	$1.52	$1.32	15%

Weighted-average common shares used to compute adjusted net income per share:
Basic	915,870,759	901,671,872
Diluted	939,767,019	921,001,863
NM represents not meaningful

(a)   Represents amortization of intangibles established in connection with the 2007 Merger and acquisitions we have made since 2007, excluding the percentage of our consolidated amortization of acquisition intangibles related to non wholly owned consolidated alliances equal to the portion of such alliances owned by our alliance partners. This line also includes amortization related to deferred financing costs.
(b)	Represents impairments, non-normal course litigation and regulatory settlements, investments gains (losses), divestitures, and other, as applicable to the periods presented.
(c)	Represents mark-to-market activity related to our undesignated hedges.
(d)	The tax effect of the adjustments between our GAAP and adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. effective tax rate for certain adjustments, including the majority of amortization of intangible assets, deferred financing costs, stock compensation, and loss on debt extinguishment; whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable effective tax rate(s) in those jurisdictions. “Income tax on above items and discrete tax items” also includes the impact of significant discrete tax items impacting Net income attributable to First Data Corporation.

	Twelve months ended December 31,
	2017	2016	% Change B/(W)
Organic constant currency(a) Segment EBITDA	$3,085	$2,910	6%
Adjustments:
Non wholly owned entities (b)	30	30	— %
Depreciation and amortization	(972)	(949)	2%
Interest expense, net	(937)	(1,068)	(12)%
Loss on debt extinguishment	(80)	(70)	14%
Other items (c)	(132)	(71)	86%
Income tax expense	729	(81)	NM
Stock-based compensation	(245)	(263)	(7)%
Currency impact	(13)	—
Acquisitions/Divestitures(d)	—	(18)

Net income attributable to First Data Corporation	$1,465	$420	249%

(a)	Organic constant currency growth is defined as reported growth adjusted for the following: (1) excludes the impacts of year-over-year currency rate changes in the current period; (2) excludes the results of significant divestitures (including the impact of our digital banking joint venture) in the prior year period; and (3) includes the results of significant acquisitions in the prior year period.
(b)	Net adjustment to reflect our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests.
(c)	Includes restructuring, certain retention bonuses, non-normal course litigation and regulatory settlements, asset impairments, debt issuance costs, acquisition integration costs, and “Other income (expense)” as presented in the unaudited consolidated statements of operations, which includes divestitures, derivative gains (losses), non-operating foreign currency gains (losses) and the gain on Visa Europe share sale.
(d)	Acquisitions/Divestitures pertains to the following 2017 activity: the acquisitions of CardConnect and BluePay; the formation of the Digital Banking JV (treated as a 50% digital banking revenue divestiture); and the divestiture of the Baltics business. This line also pertains to the Australian ATM divestiture in 2016.

Executive Compensation Tables

Our Board of Directors and Compensation Committee views compensation awarded for 2017 as including the base salary for the year and performance-based compensation awarded in 2018 for 2017 performance. The table below was prepared to show how the Board and Compensation Committee views compensation for each NEO for fiscal 2017 performance. The Summary Compensation Table prepared in accordance with the SEC disclosure rules appears immediately following the table. The table below has two significant differences from the Summary Compensation Table and is not intended to replace it, but rather to give investors additional information about how we view annual compensation.

First, in 2017, the Board of Directors and Compensation Committee reviewed the vested and unvested equity holdings of our executives and determined that additional equity awards should be granted to incentivize our NEOs to remain with us for the long term and ensure executive and shareholder interests are aligned. We also made a significant equity grant to the CEO of a company we acquired as a sign-on award to convince him to remain with us and incent him to successfully integrate the acquired company. We view the retention and sign-on awards as being long-term awards made outside of the regular compensation provided to NEOs and believe that excluding these awards from the table below gives our shareholders additional information regarding our standard compensation program for annual performance.

Second, similar to past years, we granted cash and equity incentive compensation for 2017 in the first quarter of 2018. The Summary Compensation Table includes the cash and equity incentive granted in the year they are made. So, for 2017, the Summary Compensation Table includes the cash incentive paid for 2017 performance but equity compensation paid for 2016 performance. The table below reflects both cash and equity compensation for performance in 2017.

2017 Regular Compensation Overview

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Frank J. Bisignano, Chief Executive Officer	1,320,000	559,000	10,621,000	455,359	12,955,359
Himanshu A. Patel, Executive Vice President, Chief Financial Officer	600,000	180,000	1,620,000	660	2,400,660
Jeffrey M. Shanahan, Executive Vice President Card Connect (1)	500,000	375,000	1,125,000	33,073	2,033,073
Guy Chiarello, President	1,000,000	460,000	4,140,000	15,402	5,615,402
Christopher Foskett, Executive Vice President, Business and Corporate Development	525,000	167,500	1,507,500	3,762	2,203,762

(1)	Mr. Shanahan was the Chief Executive Officer of CardConnect Corp. when we acquired the company in July 2017. The salary has been adjusted to reflect a full year salary rather than the prorated portion reflected in the Summary Compensation Table.

Summary Compensation Table

The following table shows the compensation earned, awarded, or paid by and to our NEOs during fiscal years ended December 31, 2017, 2016, and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($) (3)
Frank J. Bisignano, Chief Executive Officer	2017	1,320,000	559,000	99,876,037	0	--	--	455,359	102,210,395
	2016	1,320,000	1,287,000	8,275,044	2,371,441	--	--	452,872	13,706,357
	2015	1,500,000	5,000,000	22,139,546	22,628,619	--	--	292,561	51,560,726
Himanshu A. Patel, Executive Vice President, Chief Financial Officer	2017	600,000	180,000	6,048,477	0	--	--	660	6,829,137
	2016	600,000	255,000	1,391,510	398,966	--	--	660	2,646,136
	2015	600,000	2,177,500	5,939,854	6,070,645	--	--	561	14,788,560
Jeffrey M. Shanahan, Executive Vice President Card Connect	2017	250,000	375,000	17,999,981	0	0	0	33,073	18,624,981
Guy Chiarello, President	2017	1,000,000	460,000	13,261,017	0	--	--	15,402	14,725,919
	2016	1,000,000	720,000	4,045,187	1,159,814	--	--	4,902	6,929,903
	2015	1,000,000	3,016,000	8,189,854	8,321,029	--	--	17,258	20,544,141
Christopher Foskett, Executive Vice President, Business and Corporate Development	2017	525,000	167,500	4,934,405	0	0	0	3,762	5,630,667
	2016	525,000	221,250	1,092,095	313,116	0	0	2,451	2,151,461
	2015	525,000	221,250	2,203,713	706,491	0	0	2,451	3,658,905

(1)	Bonus amounts for 2015 include the following: Mr. Bisignano - $5,000,000 IPO cash retention award; Mr. Patel - $2,000,000 IPO cash retention award and $177,500 cash incentive award under the SEIP; Mr. Chiarello - $2,500,000 IPO cash retention award and $516,000 cash incentive award under the SEIP; Mr. Foskett - $221,250 cash incentive award under the SEIP.
(2)	The amounts shown in the “Stock Awards” column and “Option Awards” column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For 2017, the equity retention award aggregate date value is based on the closing price of our Class A common stock on July 20, 2017. For Mr. Bisignano, $92,700,000 of the $99,876,037 in stock awards is due to the equity retention award. For the other 2017 stock awards, the aggregate date value is based on the closing price of our Class A common stock on January 31, 2017 for Mr. Bisignano and February 1, 2017 for Messrs. Patel, Chiarello, and Foskett. For 2016 stock awards and option awards that have performance based vesting requirements, the awards were assigned a fair value of $13.66 and $8.66 per share on the date of grant using a Monte Carlo simulation model, respectively. For option awards that have time based vesting requirements, the awards were assigned a fair value of $7.94 per share for awards granted on January 14, 2015 and $7.89 per share for awards granted on January 28, 2015 and February 7, 2015 and $9.07 per share for awards granted on October 15, 2015 using a Black-Scholes model. Of the amounts shown in the “Stock Awards” column and “Option Awards” column for 2015, for Mr. Bisignano, $14,444,546 of the Stock Award amount and $19,781,811 of the Option Award amount is related to his IPO equity retention award; for Mr. Patel $4,814,854 of the Stock Award amount and $5,651,944 of the Option Award amount is related to his IPO equity retention award; for Mr. Chiarello, $4,814,854 of the Stock Award amount and $7,064,928 of the Option Award amount is related to his IPO equity retention award; and for Mr. Foskett, $1,203,709 of the Stock Award amount and $706,491 of the Option Award amount is related to his IPO equity retention award.
(3)

For Mr. Bisignano, of his $102,310,295 in Total Compensation in 2017, $92,700,000 or 91% was from the equity retention award. For Mr. Patel, of his $6,829,137 in Total Compensation in 2017, $4,635,000 or 68% was from the equity retention award. For Mr. Shanahan, of the $18,624,981 in Total Compensation in 2017,

$14,499,991 or 82% was from a sign-on equity award as part of his transition from CardConnect. He also received $3,499,990 in restricted stock with performance requirements. For Mr. Chiarello, of his $14,725,919 in Total Compensation in 2017, $9,270,000 or 63% was from the equity retention award. For Mr. Foskett, of his $5,630,667 in Total Compensation in 2017, $3,708,000 or 66% was from the equity retention award. For Mr. Bisignano, of his $51,560,726 in Total Compensation in 2015, $39,226,357 or 76% was for the IPO-related equity and cash awards. For Mr. Patel, of his $14,788,560 Total Compensation for 2015, $12,466,798 or 84% was from the IPO-related equity and cash awards. For Mr. Chiarello, of his $20,554,141 Total Compensation in 2015, $14,379,782 or 70% was from the IPO-related equity and cash awards. For Mr. Foskett, of his $3,658,905 in Total Compensation in 2015, $1,910,200 or 43% was from the IPO-related and cash awards.

All Other Compensation

The table below provides a breakdown of all other compensation for 2017 for the named executive officers:

Name	Life Insurance ($)(1)	Tax Gross-Up Payments ($)(2)	Other Compensation ($)(3)	Total ($)
Frank J. Bisignano	4,902	168,755	281,678	455,359
Himanshu A. Patel	660	0	0	660
Jeffrey M. Shanahan	0	0	33,072	33,073
Guy Chiarello	4,902	0	10,500	15,402
Christopher Foskett	3,762	0	0	3,762

(1)	Includes the value of imputed income on life insurance premiums paid by First Data.
(2)	Mr. Bisignano is entitled to Tax Gross-Up Payments for certain items under his employment agreement. $64,192 of his Tax Gross-Up Payments is for life/disability coverage, and $104,563 of the Tax Gross-Up Payments is for his personal use of the corporate aircraft.
(3)	Other Compensation for Mr. Bisignano includes amounts imputed for personal use of a corporate aircraft valued at $150,977; imputed income for leased vehicle valued at $71,089 and $59,612 for insurance premiums, paid to him. Other Compensation for Mr. Shanahan includes $26,016 for health care coverage.

Grants of Plan-Based Awards in 2017

The following table sets forth certain information with respect to awards granted during 2017 to our named executive officers. All equity awards were made under the 2015 Omnibus Incentive Plan.

Name	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Frank J. Bisignano	7/20/2017	5,000,000			92,700,000
	1/31/2017	467,799			7,176,037
Himanshu A. Patel	7/20/2017	250,000			4,635,000
	2/01/2017	92,687			1,413,477
Jeffrey M. Shanahan	7/06/2017	808,700			14,499,991
	7/06/2017	195,203			3,499,990
Guy Chiarello	7/20/2017	500,000			9,270,000
	2/01/2017	261,706			3,991,017
Christopher Foskett	7/20/2017	200,000			3,708,000
	2/01/2017	80,420			1,226,405

(1)	Grant date fair value for restricted stock is based on their valuation for financial reporting purposes at the time of grant. The time vesting restricted stock granted on July 20, 2017 was assigned a fair value based on the closing price of our Class A Common Stock on July 20, 2017 of $18.54. For Mr. Bisignano, the time vesting restricted stock granted on January 31, 2017 was assigned a fair value based on the closing price of our Class A Common Stock on January 31, 2017 of $15.34. For Messrs. Patel, Chiarello, and Foskett, the time vesting restricted stock granted on February 1, 2017 was assigned a fair value based on the closing price of our Class A Common Stock on February 1, 2017 of $15.25. For Mr. Shanahan, the time vesting restricted granted on July 6, 2017 was assigned a fair value based on the closing price of our Class A Common Stock on July 6, 2017 of $17.93.
(2)	For Messrs. Patel, Chiarello, and Foskett, grants of time based restricted stock with a grant date of July 20, 2017 vest on the following schedule: 20% on August 15, 2018, 40% on August 15, 2019 and 40% on August 15, 2020. Grants of time based restricted stock with a grant date of February 1, 2017 vest on the following schedule 20% on February 20, 2018, 40% on February 20, 2019 and 40% on February 20, 2020. Mr. Bisignano’s grant of time restricted stock with a grant date of January 31, 2017 vest on the following schedule: 20% on February 20, 2018, 40% on February 20, 2019, and 40% on February 20, 2020. Mr. Bisignano’s grant of time based restricted stock with a grant date of July 20, 2017 vest on the following schedule: 14.2857% on August 15, 2018, 14.2857% on August 15, 2019, 14.2857% on August 15, 2020, 14.2857% on August 15, 2021, 14.2857% on August 15, 2022, 14.2857% on August 15, 2023, and 14.2857% on August 15, 2024. On each vesting date, if the closing price of First Data Class A common stock on the New York Stock Exchange has meet or exceeded the share price corresponding to a 15% cumulative annual increase in the value of each share from the closing price on August 15, 2017 to the vesting date, for 10 consecutive trading days, then the annual vesting percentage on that vesting date shall increase to 20%. Mr. Shanahan’s grant of time based restricted stock with a grant date of July 6, 2017 vest on the following schedule: 25% on July 6, 2018, 25% on July 6, 2019, 25% on July 6, 2020, and 25% on July 6, 2021. Regarding Mr. Shanahan’s performance grant of restricted stock with a grant date of July 6, 2017, as long as Mr. Shanahan has not had a termination, for any reason, before December 31, 2019, the restricted stock units will become earned and payable if all of the following performance goals are achieved: (i) 12% Organic Revenue Growth at Division – 4th Quarter 2018 vs. 4th Quarter 2017 (division means CardConnect, Ignite Payments, and other related businesses as determined by First Data’s CEO following good faith consultation with Mr. Shanahan), (ii) 20% Adjusted EBITDA Growth at Division – 4th Quarter 2018 vs. 4th Quarter 2017, (iii) 12% Organic Revenue Growth at Division – 2019. vs. 2018, and (iv) 20% Adjusted EBITDA Growth at Division – 2019 vs 2018. Note: Organic Revenue Growth and Adjusted EBITDA Growth will be calculated consistently with how First Data calculates these metrics for other parts of its business.

Employment Agreements

In general, we do not enter into employment agreements with employees, including the NEOs, except in the case of Mr. Bisignano and Mr. Shanahan.

Employment Agreement with Mr. Bisignano

We entered into an employment agreement with Mr. Bisignano, effective as of September 18, 2015 (Bisignano Agreement), which replaced Mr. Bisignano’s prior employment agreement with First Data and First Data Holdings Inc. dated April 28, 2013. The Bisignano Agreement provides for an initial term beginning on September 18, 2015 and ending on December 31, 2020. Beginning January 1, 2021, the term will be automatically extended for successive one-year periods unless terminated by either party with prior written notice.

Under the terms of the Bisignano Agreement, Mr. Bisignano will earn an annual base salary of $1,320,000, which base salary may be increased but not decreased; and, with respect to the 2015 fiscal year and each full fiscal year commencing with the 2016 fiscal year, is eligible to receive a discretionary annual incentive payment in such amount as determined in the sole discretion of the Committee, based upon its assessment of Mr. Bisignano’s performance, payable in the form of cash, equity-based awards or a combination thereof.

Mr. Bisignano is eligible to receive executive perquisites, fringe and other benefits consistent with what is provided to other executive officers of First Data. In addition, he is eligible to receive use of a car and driver, financial planning and use of private aircraft. Mr. Bisignano is also eligible to participate in First Data’s 401(k), medical, dental, short and long-term disability, and life insurance plans.

Under the terms of the Bisignano Agreement, Mr. Bisignano is subject to covenants not to (1) disparage First Data or interfere with existing or prospective business relationships, (2) disclose confidential information, (3) solicit customers and certain employees of First Data, and (4) compete with First Data. In the event of an alleged material breach of the covenant not to solicit certain employees of First Data and not to compete, any unpaid severance amounts will be suspended until a final determination has been made that Mr. Bisignano has in fact materially breached such covenants at which time the right to any further payment is forfeited.

Employment Agreement with Mr. Shanahan

At the time we acquired CardConnect Corp., Mr. Shanahan had an amended and restated employment agreement which we further amended by a letter agreement with Mr. Shanahan (Shanahan Agreement). The Shanahan Agreement will expire on the second anniversary of the acquisition of CardConnect Corp. and provides that Mr. Shanahan will serve as our Executive Vice President. Mr. Shanahan’s base salary is set at $500,000 per year and he will be eligible to receive an annual incentive award, with a target annual incentive opportunity of $1,500,000, that may be delivered as a mix of a cash bonus and equity awards. Mr. Shanahan’s base salary and target annual incentive opportunity may not decrease (but may increase) prior to the second anniversary of the acquisition of CardConnect Corp.

Following completion of the acquisition of CardConnect Corp., per the Shanahan Agreement, Mr. Shanahan received a restricted stock unit award in respect of First Data common stock having a grant date fair market value equal to $14.5 million which will vest in four equal installments on each of the first four anniversaries of the closing date, subject to continued employment, and the vesting the next vesting tranche will accelerate upon a qualifying termination prior to the second anniversary of the closing date. He also received a performance-based restricted stock unit award having a grant date fair market value equal to $3.5 million, that will vest if all of the following performance criteria are achieved and Mr. Shanahan has not had a termination of employment before December 31, 2019: (i) 12% Organic Revenue Growth at CardConnect, Ignite Payments, and other related businesses as determined by First Data’s CEO following good faith consultation with Mr. Shanahan (the Division) for the fourth quarter of 2018 versus the fourth quarter of 2017, (ii) 20% Adjusted EBITDA Growth at the Division for the fourth quarter of 2018 versus the fourth quarter of 2017, (iii) 12% Organic Revenue Growth at the Division for 2019 versus 2018, and (iv) 20% Adjusted EBITDA Growth at the Division for 2019 versus 2018. The Shanahan Agreement also requires Mr. Shanahan to purchase shares of First Data common stock having a fair market value equal to 50% of the net after-tax cash proceeds he received in the transaction to acquire CardConnect Corp. and he may only dispose of 25% of the shares on each of the first four anniversaries of the acquisition of CardConnect Corp.

If Mr. Shanahan’s employment period is terminated by us without cause or by Mr. Shanahan with good reason prior to the second anniversary of the acquisition of CardConnect Corp., the cash portion of the severance to which he is entitled under the Shanahan Agreement will equal two times his annual base salary and the pro rata portion of his annual target incentive opportunity. In addition, Mr. Shanahan is subject to a two-year post-termination noncompetition and nonsolicitation covenant in favor of First Data.

Outstanding Equity Awards at December 31, 2017

The following table sets forth information with respect to all unexercised option and unvested restricted stock awards to our named executive officers that were outstanding as of December 31, 2017.

		Option Awards (1)				Stock Awards (1)
Name	Grant date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable (2)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Frank Bisignano	7/20/2017					5,000,000	83,550,000
	1/31/2017					467,799	7,816,921
	2/24/2016					528,757	8,835,529
	2/24/2016	139,084	278,168	12.52	02/24/2026
	10/15/2015	369,092	1,107,276	16.00	10/15/2025
	10/15/2015		738,184	16.00	10/15/2025
	10/15/2015					474,547	7,929,680
	10/15/2015					316,365	5,286,459
	1/28/2015					216,394	3,615,944
	1/28/2015	240,436	120,219	14.23	01/28/2025
	2/10/2014	237,273		12.65	02/10/2024
	5/7/2013	6,652,695	1,663,174	11.07	05/07/2023
Himanshu A. Patel	7/20/2017					250,000	4,177,500
	2/1/2017					92,687	1,548,800
	2/24/2016					88,915	1,485,770
	2/24/2016	23,388	46,776	12.52	02/24/2026
	10/15/2015	105,454	316,365	16.00	10/15/2025
	10/15/2015		210,910	16.00	10/15/2025
	10/15/2015					158,183	2,643,238
	10/15/2015					105,455	1,762,153
	1/14/2015					31,637	528,654
	1/14/2015	35,151	17,576	14.23	01/14/2025
	2/10/2014	39,545		12.65	02/10/2024
	6/3/2013	696,001	174,001	11.07	06/03/2023
Jeffrey M. Shanahan	7/6/2017					808,700	13,513,377
	7/6/2017					195,203	3,261,842
Guy Chiarello	7/20/2017					500,000	8,355,000
	2/1/2017					261,706	4,373,107
	2/24/2016					258,479	4,319,184
	2/24/2016	67,990	135,980	12.52	02/24/2026
	10/15/2015	131,818	395,456	16.00	10/15/2025
	10/15/2015		263,637	16.00	10/15/2025
	10/15/2015					158,183	2,643,238
	10/15/2015					105,455	1,762,153
	1/14/2015					94,910	1,585,946
	1/14/2015	105,454	52,728	14.23	01/14/2025
	2/10/2014	138,409		12.65	02/10/2024
	7/11/2013	1,265,457	316,365	11.07	07/11/2023

Christopher Foskett	7/20/2017					200,000	3,342,000
	2/1/2017					80,420	1,343,818
	2/24/2016					69,783	1,166,074
	2/24/2016	18,355	36,711	12.52	02/24/2026
	10/15/2015	13,181	39,546	16.00	10/15/2025
	10/15/2015		26,364	16.00	10/15/2025
	10/15/2015					39,546	660,814
	10/15/2015					26,364	440,542
	2/7/2015					28,122	469,919
	5/1/2014	158,182		12.65	05/01/2024

(1)	All awards prior to October 15, 2015 were made under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates and are comprised of Class B stock. All other awards were made under the First Data Corporation 2015 Omnibus Incentive Plan and are comprised of Class A stock. The primary distinction between the two classes of stock is voting rights. Class B stock receives ten votes per share while Class A receives one vote per share.
(2)	The grants in this column are stock option awards that vest on the following terms subject to continued employment on each applicable vesting date except as noted below in the section entitled “Termination and Change in Control Payments and Benefits.” All stock options listed that were granted on February 24, 2016 vest in three equal annual installments on the anniversary of the grant date. The stock option grants made on October 15, 2015 that are listed first in the table vest 25% per year starting on December 31, 2017. The stock option grants made on October 15, 2015 that are listed second in the table vest 100% on the date immediately following the date on which the closing trading price of a share of Class A common stock on the NYSE or such other primary exchange on which shares of Class A common stock are traded has equaled or exceeded $32 for ten consecutive trading days. All stock options listed that were granted in January 2015 vest in three equal annual installments from January 1, 2015. All stock options listed that were granted on February 10, 2014 vest in three equal annual installments from January 1, 2014. All other stock option grants in 2013 and 2014 vest in equal annual installments of 20% each year over a five-year period on the anniversary of the grant date.
(3)	The grants in this column are restricted stock awards that vest on the following terms subject to continued employment on each applicable vesting date except as noted below in the section entitled “Termination and Change in Control Payments and Benefits.” The vesting terms of the 2017 restricted stock awards are described in footnote 2 of the Grants of Plan-Based Awards Table. All restricted stock awards that were granted in 2016 vest 20%/40%/40% on the first three anniversaries of the grant date. The restricted stock awards made on October 15, 2015 that are listed first in the table vest 25% per year starting on December 31, 2017. The restricted stock awards made on October 15, 2015 that are listed second in the table vest 100% on the date immediately following the date on which the closing trading price of a share of Class A common stock on the NYSE or such other primary exchange on which shares of Class A common stock are traded has equaled or exceeded $32 for ten consecutive trading days. All other restricted stock awards that were granted in 2015 vest 20% on April 11, 2016, 40% on January 1, 2017, and40% on January 1, 2018.

2015 Omnibus Incentive Plan

Unless otherwise governed by the applicable award agreement and/or grant notice for the applicable grant(s) at issue, the First Data Corporation 2015 Omnibus Incentive Plan (2015 Omnibus Incentive Plan) provides for the treatment of awards granted under the 2015 Omnibus Incentive Plan upon certain terminations.

A participant’s Termination for Cause will result in all outstanding Options granted to the Participant immediately terminating and expiring. A Participant’s Termination due to death or Disability will result in each outstanding unvested Option granted to such Participant immediately terminating and expiring and each outstanding vested Option remaining exercisable for one year thereafter, but in no event beyond the expiration of the Option Period. A Participant’s Termination for any other reason will result in each outstanding unvested Option granted to such Participant immediately terminating and expiring and each outstanding vested Option remaining exercisable for ninety (90) days thereafter, but in no event beyond the expiration of the Option Period.

Stock Appreciation Rights granted under the 2015 Plan have the same treatment as Options upon the termination of a Participant as discussed above.

In the event of a Participant’s Termination for any reason, the Participant’s Restricted Stock and Restricted Stock Units granted under the 2015 Plan that are unvested will result in all vesting with respect to such Participant’s Restricted Stock and Restricted Stock Units ceasing and unvested shares shall be forfeited to First Data by the Participant for no consideration as of the date of such Termination.

In the event of a Change in Control, the Compensation Committee of the Board shall make such proportionate substitutions or adjustments, if any, as it deems equitable to the terms of any outstanding awards.

2007 Stock Incentive Plan

Unless otherwise governed by First Data Corporation Severance/Change in Control Policy and/or any other employment agreements, offer letters, the applicable award agreement and/or grant notice for the applicable grant(s) at issue, or any other arrangements between the applicable executive and First Data, the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates (2007 Stock Incentive Plan) provides for the treatment of awards granted under the 2007 Stock Incentive Plan upon certain events and terminations.

Upon a Change in Control (as defined under the 2007 Stock Incentive Plan), if determined by the Compensation Committee of the Board in the applicable grant agreement or otherwise determined by the Compensation Committee of the Board in its sole discretion, any outstanding grants then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions as of immediately prior to the Change in Control and the Compensation Committee of the Board may, as allowed under Section 409A of the Code, cancel such awards for fair value as determined under the Plan, provide for the issuance of substitute awards or provide that for a period of at least ten business days prior to the Change in Control, any Stock Options or Stock Appreciation Rights shall be exercisable as to all shares subjected thereto.

The 2007 Stock Incentive Plan provides that the grant agreements issued under the 2007 Stock Incentive Plan must provide for the treatment of the grant in the event of the termination of employment or other service relationship, death or disability of the Participant and may also include provisions concerning the treatment of the grant in the event of a Change in Control.

The 2007 Stock Incentive Plan Form Stock Option grant agreement provides that all unexercisable options as of the date of Participant’s termination of employment for any reason shall immediately expire. Options that are unvested Time Options that would have vested on the next anniversary of the Closing Date shall vest pro rata for terminations of employment resulting from death or Disability, termination without Cause or resignation by the Participant for Good Reason. For unvested Performance Options that would have vested had the Participant remained employed through the end of the Fiscal Year in which the termination of employment occurs shall vest pro rata to the extent First Data meets its performance goals for terminations of employment resulting from death or Disability, termination without Cause or resignation by the Participant for Good Reason.

Exercisable options expire as follows with regards to the various terminations of employment unless the option expires first due to its expiration date on the tenth (10th) anniversary of the Closing Date. Options expire immediately upon the date of the Participant’s termination of employment for Cause or termination of employment by the Participant without Good Reason. Options expire one hundred and eighty (180) days from the date of the Participant’s termination of employment without Cause or by the Participant for Good

Reasons. In the event the Participant’s termination from employment is due to death or Disability, options expire on the first anniversary of the Participant’s termination.

Option Exercises and Stock Vested in 2017

The following table shows the number of shares acquired and the value realized during 2017 upon the exercise of stock options and the vesting of RSUs previously granted to each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Frank J. Bisignano			862,674	$12,914,916
Himanshu A. Patel			165,909	$2,533,355
Jeffrey M. Shanahan			0	$0
Guy Chiarello			419,869	$6,225,221
Christopher Foskett			58,747	$903,122

(1)	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.

Pension Benefits

During 2017, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by First Data.

Non-Qualified Deferred Compensation for 2016

During 2017, no NEOs participated in a non-qualified deferred compensation plan sponsored by First Data.

Potential Payments Upon Termination or Change in Control

The following table shows potential payments to our named executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a December 31, 2017 termination date or change in control. Please see the narrative above under “Employment Agreements” and “Certain Other Severance and Change in Control Agreements” for a description of payments contemplated by these agreements.

Termination and Change in Control Payments and Benefits

Name	Cash Severance Payments ($)(1)	Post- Termination Health & Welfare Benefits ($)(2)	Financial Planning ($)(3)	Unvested Stock Options($)(4)	Unvested Restricted Stock ($)(5)	Estimated 280G Tax Gross-Up ($)(6)	Total ($)
Frank J. Bisignano

Termination due to non-renewal by First Data of the Employment Term	9,500,000	297,923	40,000	—	—	—	9,837,923
Termination without Cause or for Good Reason	9,500,000	297,923	40,000	11,630,134	111,748,075	—	133,216,132
Termination due to death	9,500,000	297,923	40,000	11,630,134	111,748,075	—	133,216,132
Termination without Good Reason	—	297,923	—			—	297,923
Termination due to Disability	9,500,000	297,923	—	11,630,134	111,748,075	—	133,176,132
Termination without Cause or for Good Reason (in connection with a Change in Control	9,500,000	297,923	40,000	11,630,134	111,748,075	42,558,444	175,774,576
Change in Control (without a Termination)	—	—	—	11,630,134	111,748,075	—	123,378,209
Guy Chiarello

Termination without Cause (other than due to death or Disability) or termination for Good Reason	2,180,000	12,232	—	2,765,594	21,276,475	—	26,234,301
Termination due to death or Disability	—	—	—	2,765,594	21,276,475	—	24,042,069
Termination without Cause or for Good Reason (in connection with a Change in Control)	2,180,000	12,232	—	2,765,594	21,276,475	—	26,234,301
Change in Control (without a Termination)	—	—	—	2,765,594	21,276,475	—	24,042,069
Himanshu A. Patel

Termination without Cause (other than due to death or Disability) or termination for Good Reason	1,035,000	13,670	—	1,445,565	10,383,962	—	12,878,197
Termination due to death or Disability	—	—	—	1,445,565	10,383,962	—	11,829,526
Termination without Cause or for Good Reason (in connection with a Change in Control)	1,035,000	13,670	—	1,445,565	10,383,962	—	12,878,197
Change in Control (without a Termination)	—	—	—	1,445,565	10,383,962	—	11,829,526
Christopher Foskett

Termination without Cause (other than due to death or Disability) or termination for Good Reason	913,750	7,908	—	181,897	6,982,624	—	8,086,179
Termination due to death or Disability	—	—	—	181,897	6,982,624	—	7,164,521
Termination without Cause or for Good Reason (in connection with a Change in Control)	913,750	7,908	—	181,897	6,982,624	—	8,086,179

Change in Control (without a Termination)	—	—	—	181,897	6,982,624	—	7,164,521

Jeffrey Shanahan

Termination without Cause (other than due to death or Disability) or termination for Good Reason	2,500,000	33,073	—	—	13,513,377	—	16,046,450

Termination due to death or Disability	—	—	—	—	13,513,377	—	13,513,377

Termination without Cause or for Good Reason (in connection with a Change in Control)	2,500,000	33,073	—	—	13,513,377	—	16,046,450

Change in Control (without a Termination)	—	—	—	—	13,513,377	—	13,513,377

(1)	Upon termination of Mr. Bisignano’s employment by First Data without “cause” (as defined in the Employment Agreement), by Mr. Bisignano for “good reason” (as defined in the Employment Agreement), due to Mr. Bisignano’s death or “disability” (as defined in the Employment Agreement) or due to First Data’s non-renewal of the employment term, conditioned upon the execution and effectiveness of a release of claims against First Data and its affiliates and in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive (1) payment, in installments ratably over a 24 month period (Severance Period), of an amount equal to the greater of (X) $9.5 million or (Y) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination (provided, that if Mr. Bisignano’s employment is terminated by him for “good reason” following a “change of control” (within the meaning of Section 409A of the Code) within two years following such “change of control”, the payment will be made in a lump sum cash payment) and (2) a pro rata portion of the annual incentive payment, if any, that would have otherwise been payable in respect of such year if he had remained employed through such year. For all other NEOs, reflects cash severance payable under the Policy as in effect on January 1, 2017, assuming a termination date of December 31, 2017.
(2)	Upon termination of Mr. Bisignano’s employment by First Data without “cause”, by Mr. Bisignano for “good reason”, due to Mr. Bisignano’s “disability” or due to First Data’s non-renewal of the employment term, Mr. Bisignano is entitled to receive health insurance, excess disability and life insurance coverage until his death, unless earlier terminated in accordance with the Employment Agreement (Retiree Benefits). In addition, upon termination of Mr. Bisignano’s employment with First Data by Mr. Bisignano without “good reason”, in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive the Retiree Benefits. The Retiree Benefits in this table assumes Mr. Bisignano dies at age 80 and benefits are not terminated before then. With respect to the other NEOs, represents First Data-paid portion of medical, dental and vision benefits for each executive for a period of one year under the Policy.
(3)	Upon termination of Mr. Bisignano’s employment by First Data without “cause”, by Mr. Bisignano for “good reason”, or due to First Data’s non-renewal of the employment term, Mr. Bisignano is entitled to receive payment, in installments over the Severance Period of an amount equal to financial planning benefits for two years following his termination of employment.
(4)	Mr. Bisignano’s 2013 stock option agreement provides that, in the event of a termination of employment due to death or “disability,” by him for Good Reason or by First Data without Cause, the unvested options that would have otherwise vested during the 12 month period following such termination will immediately vest and become exercisable. Messrs. Chiarello’s and Patel’s 2013 stock option agreements contain the same provision as Mr. Bisignano’s 2013 stock option agreement.

Other than as specifically provided in Mr. Bisignano’s 2013 stock option agreement and not including the stock options granted in connection with the IPO, with respect to all other outstanding stock options held by the NEOs, in the event of a termination of an NEO’s employment due to death or “disability”, by the NEO for “good reason” or by First Data without “cause”, the unvested options that would have vested on the next anniversary of the grant date will vest pro-rata as determined by multiplying the number of shares of common stock subject to the option that would have so vested by a fraction, the numerator of which corresponds to the number of completed months of employment since the anniversary of the grant date immediately preceding the date of the termination of employment and the denominator of which is 12.

For all stock options granted to the NEOs in connection with the IPO, in the event of a termination due to death or “disability”, by the NEO for “good reason” or by First Data without “cause”, the unvested time options that would have vested on the next Time-Vesting Date vest pro-rata as determined by multiplying the number of Time Options that would have vested on such next Time-Vesting Date by a fraction, the numerator of which corresponds to the number of completed months of employment since the Time-Vesting Vesting Date immediately preceding the date of the termination of employment and the denominator of which is 12.

In the event of a termination prior to the Performance Vesting Date for the Performance Options that were granted to the NEOs in connection with the IPO, all unvested Performance Options shall be forfeited as of the date of the termination of employment.

In addition, in the event of a Change in Control, all unvested options become fully vested, except for the Performance Options granted in connection with the IPO. If the Performance Vesting Date has not occurred and the IPO does not result in a transaction equal to or exceeding $32.00, then all Performance Options will be forfeited as of the date of the Change in Control.
(5)	The terms of restricted stock awards with time-based vesting issued to NEO, provide that, if the NEO’s employment terminates due to death or disability or is terminated by First Data without cause or by the NEO for good reason, awards will vest immediately. Grants with performance-based vesting will not vest immediately upon death or disability. Rather, these awards will remain outstanding for three years following death or disability and only vest if the performance conditions are met within that three year period. All option grants that vest will continue to be exercisable for three years after death or disability.
(6)	Under the terms of Mr. Bisignano’s Employment Agreement, First Data agreed that during the term of the Employment Agreement and for a period of two years thereafter, it would continue for his benefit the tax-gross up provided under the Policy as in effect as of the date of the Employment Agreement.

Under the terms of the Policy, a “Gross-Up Payment” is made if it is determined that any Code Section 280G parachute payments provided by First Data to or, on behalf of, an eligible executive would be subject to the excise tax imposed by Code Section 4999. The Gross-Up Payment is an amount so that after payment of all taxes, the eligible executive retains an amount equal to the excise tax imposed by Code Section 4999.

However, if it is determined that the executive officer is entitled to a Gross-Up Payment but the payments to the executive officer do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any excise tax, then no Gross-Up Payment will be made and the payments will be reduced so as to not give rise to the excise tax. Executive officers are eligible for this payment regardless of whether their employment is terminated in connection with a Change in Control.

However, the provision in the Policy regarding “Gross-Up Payments” will not apply with respect to any payment that would otherwise be subject to the excise tax if such excise tax would be avoided by obtaining stockholder approval of the payment in the manner prescribed by Code Section 280G. As of December 31, 2014, the excise tax could have been avoided by obtaining stockholder approval pursuant to Code Section 280G. Accordingly, no amounts are reflected above.

Description of Termination Provisions

Bisignano Employment Agreement Termination Provisions

Upon termination of Mr. Bisignano’s employment by First Data without “cause”, by Mr. Bisignano for “good reason”, due to Mr. Bisignano’s death or “disability” (all as defined in the Bisignano Agreement) or due to First Data’s non-renewal of the employment term, conditioned upon the execution and effectiveness of a release of claims against First Data and its affiliates and in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive (1) payment, in installments ratably over a 24 month period (Severance Period), of an amount equal to the greater of (X) $9.5 million or (Y) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination (provided, that if Mr. Bisignano’s employment is terminated by him for “good reason” following a “change of control” (within the meaning of Section 409A of the Code) within two years following such “change of control”, the payment will be made in a lump sum cash payment) and (2) a pro rata portion of the annual incentive payment, if any, that would have otherwise been payable in respect of such year if he had remained employed through such year. In addition, Mr. Bisignano is entitled for continued health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), including medical and dental coverage and excess disability and life insurance coverage during the COBRA period. First Data’s portion of the cost of such coverage and the provision of the coverage itself will be borne/provided by First Data in a manner that does not affect its medical plan or otherwise result in adverse tax consequences as determined in its sole discretion. Thereafter, and until Mr. Bisignano’s death (Retiree Benefits), First Data shall provide Mr. Bisignano with health insurance, excess disability and life insurance coverage that is reasonable comparable to the coverage provided to Peer Executives under such policies at such time. However, in the event that First Data determines in its reasonable judgment that maintaining the Retiree Benefits would adversely affect its medical plan or the benefits paid thereunder or would result in penalties under Public Health Service Act section 2716 or related provisions of the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended, or any other applicable law, then First Data may cease providing the Retiree Benefits to Mr. Bisignano and in lieu thereof agrees to pay Mr. Bisignano, on the first business day of each month, a monthly amount equal to First Data’s allocable portion of the cost of such Retiree Benefits. Mr. Bisignano’s rights to the Retiree Benefits shall terminate as of (i) the date on which reasonably comparable health insurance is made available to Mr. Bisignano by a subsequent employer, including First Data, or through the employment of his spouse, if any, or (ii) if Mr. Bisignano’s employment with First Data was terminated by Mr. Bisignano without Good Reason or due to Mr. Bisignano’s election not to extend the Term, in each case, the date on which Mr. Bisignano commences any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement with any person or Entity (as defined in the Employment Agreement) (other than any such arrangement in which Mr. Bisignano serves solely as a non-executive director).

In addition to the amounts described above, on the 60th day after Mr. Bisignano’s termination of employment, to the extent not theretofore paid, Mr. Bisignano shall be entitled to: (A) any other accrued but unpaid Base Salary to the date of termination of employment; (B) any Annual Incentive Payments earned but unpaid for fiscal years ended prior to the year in which the date of termination occurs; (C) contingent upon the execution and effectiveness of the Release prior to the 60th day after Mr. Bisignano’s termination of employment, a pro rata portion of the Annual Incentive Payment, if any, for the fiscal year in which the termination of employment occurs, equal to the product of (x) the full Annual Incentive Payment amount that would otherwise be payable in respect of such year if Mr. Bisignano had remained employed through such year, if any, without any reduction due to individual performance factors, and (y) a fraction, the numerator of which is equal to the number of days elapsed in such fiscal year to the date of termination and the denominator of which is 365, with such incentive payment amount to be paid in the calendar year following the year in which Mr. Bisignano’s termination occurred at the time that the full Annual Incentive Payment amount would have been paid had Mr. Bisignano’s employment not been terminated, (D) to the extent applicable to Mr. Bisignano and to the extent provided under the terms of the Severance/Change in Control Policy (as defined in the Employment Agreement), if any outstanding cash incentive awards granted to Executive are eligible to become fully vested and payable solely contingent upon Mr. Bisignano’s continued employment hereunder and the passage of time, continued vesting of such awards, with payment of such awards to be made in accordance with the awards’ terms, notwithstanding Mr. Bisignano’s earlier termination of employment, (E) any unreimbursed business expenses incurred prior to the date of termination and to which Mr. Bisignano is entitled to be reimbursed under Section 5(f) of the Employment Agreement and (F) other amounts or accrued benefits required to be paid or provided or which Mr. Bisignano is eligible to receive (whether on such 60th day or thereafter) under any employee benefit plan, program, policy or practice or contract or agreement of First Data (all of such other amounts and benefits referred to Section 9(a)(ii) of the Employment Agreement shall be referred to as the Other Benefits). For the avoidance of doubt, Mr. Bisignano shall not be a participant in that certain Company Severance/Change in Control Policy as amended and restated effective as of September 24, 2007 and amended by Amendment No. 1 thereto, as it may be further amended from time to time.

Shanahan Employment Agreement Termination Provisions

Until the second anniversary of the closing of our acquisition of CardConnect Corp., upon termination of Mr. Shanahan’s employment by First Data without “cause”, by Mr. Shanahan for “good reason”, or due to Mr. Shanahan’s death or “disability” (all as defined in the Shanahan Agreement), and conditioned upon the execution and effectiveness of a release of claims against First Data and its affiliates prior to the 30th day after Mr. Shanahan’s termination of employment, Mr. Shanahan will be entitled to receive payment of (1) an amount equal to two times the sum of his annual base salary paid in installments ratably over a 24 month period (Severance Period) and (2) within 14 days after Mr. Shanahan’s termination of employment, a lump sum cash payment equal to the sum of (A) his accrued but unused vacation, (B) his annual base salary through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Mr. Shanahan for a prior fiscal year, (D) the target annual incentive opportunity for the year in which his employment was terminated prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b).

In addition, Mr. Shanahan is entitled for continued health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), including medical and dental coverage and excess disability and life insurance coverage during the COBRA period. If Mr. Shanahan elects to continue and pays his insurance coverage under COBRA, we will pay or reimburse him for the portion of the monthly premium under COBRA for such coverage in excess of the portion paid by active employees for similar coverage until the earliest of (x) the expiration of the Severance Period and (y) the date he receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

After the second anniversary the second anniversary of the closing of our acquisition of CardConnect Corp., Mr. Shanahan will be a participant in our Severance/Change in Control Policy (Management Committee Level), as then in effect.

Severance/Change in Control Policy

We believe that reasonable and appropriate severance and Change in Control benefits are necessary in order to be competitive in our executive attraction and retention efforts. As such, we adopted the First Data Corporation Severance/Change in Control Policy (Management Committee Level) (Policy) which provides for certain payments, rights and benefits to the NEOs (other than Mr. Bisignano) upon an involuntary termination of employment without cause or for good reason with or without a Change in Control.

The Policy provides for the following payments, rights and benefits for Eligible Executives (as defined in the Policy) who are involuntarily terminated (other than for Cause or due to Disability) or who voluntarily terminate for Good Reason, after January 1, 2016:

(1)	an amount equal to the product of (i) the sum of the executive’s Base Salary and the incentive award paid to the executive, if any, pursuant to the SEIP (or the incentive plan then applicable to the executive) for the year immediately preceding the year in which the termination date occurs, and (ii) one (1) year; plus
(2)	A pro-rata portion of the incentive award paid to the Eligible Executive pursuant to the SEIP (or the incentive plan then applicable to the executive) for the year immediately preceding the year in with the termination date occurs. Such payment is based on the portion of the year the Eligible Executive was actively employed by First Data;

(3)	Continuation of medical, dental and vision benefits coverage for the Severance Period (i.e., one year) with a portion of the costs of the benefits paid by the executive officer;
(4)	Continued vesting of outstanding cash incentive awards granted to the executive officer that vest and are payable solely contingent upon continued employment and the passage of time, notwithstanding the executive officer’s earlier termination of employment; and
(5)	A “Gross-Up Payment” is made if it is determined that any Internal Revenue Code section 280G parachute payments provided by First Data to or, on behalf of, an eligible executive would be subject to the excise tax imposed by Code section 4999. The Gross-Up Payment is an amount so that after payment of all taxes, the eligible executive retains an amount equal to the excise tax imposed by Code section 4999. However, if it is determined that the executive officer is entitled to a Gross-Up Payment but the payments to the executive officer do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any excise tax, then no Gross-Up Payment will be made and the payments will be reduced so as to not give rise to the excise tax. Executive officers are eligible for this payment regardless of whether their employment is terminated in connection with a Change in Control. However, the provision in the Policy regarding “Gross-Up Payments” will not apply with respect to any payment that would otherwise be subject to the excise tax if such excise tax would be avoided by obtaining stockholder approval of the payment in the manner prescribed by Code Section 280G, which is not applicable to us now following the IPO.

In addition, in the Committee’s sole discretion, executive officers may also be eligible for outplacement services selected by First Data.

As a condition to receiving severance payments and benefits under the Policy, all employees are required to release First Data and its affiliates from all claims they may have against them and agree to a number of restrictive covenants which are structured to protect First Data from potential loss of customers or employees and to prohibit the release of confidential company information. Severance payments under the Policy that are not subject to Code Section 409A may be paid in installments or a lump sum payment and severance payments that are subject to Code Section 409A are paid in installments.

We have reserved the right to amend or terminate the Policy at any time in our sole discretion, provided, however, that during the period commencing on the closing of the 2007 merger and ending on the 36 month anniversary of a Change in Control (other than the 2007 merger), we are not permitted to amend or terminate the Policy without the consent of each affected executive officer.

CEO Pay Ratio Disclosure

In accordance with SEC guidelines, the Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2017 to that of the median employee for the same period. We identified the median employee using our total employee population on October 1, 2017 and their annual salary and target incentive compensation for each employee. We then calculated the annual total compensation of the median employee in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table.” Pay elements that were included in the annual total compensation for the median employee are:

•	Salary received in fiscal year 2017
•	Annual incentive payment received for performance in fiscal year 2017
•	Grant date fair value of stock option and RSU awards granted in fiscal year 2017
•	Own It Honor Awards in merchandise or cash that an employee receives for exemplary work based on recommendations from fellow employee

The annual total compensation for fiscal year 2017 for our CEO was $102,210,395 and for the median employee was $50,406. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2017 is 1 to 2028.

The Pay Ratio in 2017 was unusually high due to the long-term equity retention award provided to our CEO in July of 2017. As this long-term grant was not what we consider to be part of the standard annual compensation that is paid to the CEO, we believe it is helpful to also consider the ratio excluding that grant and based on compensation we paid to the CEO for 2017 performance as explained in the 2017 Regular Compensation Overview table on page 42. Using that method the ratio is 1 to 257. Below, we have shown both the actual 2017 CEO Pay Ratio as well as the CEO Pay ratio with compensation for 2017 performance excluding the long-term equity retention award.

2017 CEO to Median Employee Pay Ratio	Adjusted CEO 2017 performance compensation to Median Employee Pay Ratio (CEO comp=2017 base+incentive compensation for 2017 performance+all other compensation for 2017 and excluding retention grant)
1 : 2028	1 : 257

Equity Compensation Plan Information

The following table sets forth information regarding equity compensation plans of First Data as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (3)
Equity compensation plans approved by security holders (1)	69,273,079	$12.27	(2)	43,767,211
Equity compensation plans not approved by security holders	—	—		—

Total	69,273,079	$12.27	(2)	43,767,211

(1)	Before our IPO, we granted awards under our 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates. Following our IPO, we granted awards under the First Data Corporation 2015 Omnibus Incentive Plan and offered the opportunity to purchase shares under the First Data Corporation 2015 Employee Stock Purchase Plan.
(2)	This calculation does not take into account awards of restricted stock units.
(3)	Of the securities remaining available for future issuance, 37,929,907 are available for future issuance under First Data Corporation 2015 Omnibus Incentive Plan and 5,837,304 are available for future issuance under the First Data Corporation 2015 Employee Stock Purchase Plan.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of First Data’s financial statements, First Data’s compliance with legal and regulatory requirements, the qualifications, performance and independence of First Data’s independent registered public accounting firm, and the performance of First Data’s internal auditing department.

The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP (EY), our independent registered public accounting firm for 2017, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2017 with management and with EY, with and without management present. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2017. In connection with that review, the Audit Committee considered and discussed the quality of First Data’s financial reporting and disclosures, management’s assessment of First Data’s internal control over financial reporting and EY’s evaluation of First Data’s internal control over financial reporting.

The Audit Committee has reviewed with EY the matters required to be presented and communicated to the audit committee by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board. This review included a discussion with management and the independent auditor of the quality, and not just the acceptability, of First Data’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in First Data’s consolidated financial statements, including the disclosures relating to critical accounting policies.

In addition, the Audit Committee has discussed with EY its independence from management and First Data, as well as the matters in the written disclosures and the letter received from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence. In addition, the Audit Committee has reviewed all fees paid to EY during the fiscal year and has considered the compatibility of EY’s performance of non-audit services with the maintenance of EY’s independence as First Data’s independent auditor.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to First Data’s board of directors that First Data’s audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Barbara A. Yastine, Chairperson
Heidi G. Miller
James E. Nevels

Other Matters

Annual Report

Our 2017 Annual Report to Shareholders, which includes our consolidated financial statements for the fiscal year ended December 31, 2017, is available on our website at www.firstdata.com under “Investors” and “Annual Reports.” Otherwise, please call (212) 266-3565 and a copy will be sent to you without charge. You may also request a free copy of our annual report on Form 10-K for the fiscal year ended December 31, 2017 by writing to First Data Corporation, c/o Investor Relations, 225 Liberty Street, 29th Floor, New York, New York 10281, or e-mail at Peter.Poillon@firstdata.com.

Communications with the Board

An interested party may communicate with the Chairperson of any of the Audit, Compensation, and Governance and Nominations Committee, or to the non-management directors or independent directors as a group by writing to First Data Secretary, c/o General Counsel Office, First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chairperson of the Governance and Nominations Committee. In general, any shareholder communication about bona fide issues concerning First Data delivered to the First Data Secretary for forwarding to the Board or specified member or members will be forwarded in accordance with the shareholder’s instructions.

Submission of Shareholder Proposals

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2019 Annual Meeting of Shareholders by submitting their proposals in a timely manner. To be eligible for inclusion in the proxy materials for the 2019 Annual Meeting, a shareholder proposal must be received by our Corporate Secretary by no later than December 1, 2018, and must comply in all respects with applicable rules of the SEC. Shareholder proposals should be addressed to First Data Corporation, c/o Corporate Secretary, 225 Liberty Street, 29th Floor, New York, New York 10281.

A Shareholder may present a proposal not included in our proxy materials from the floor of the 2018 Annual Meeting of Shareholders only if our Corporate Secretary receives notice of the proposal, along with additional information required by our by-laws, between January 10, 2019 and February 9, 2019. Notice should be addressed to First Data Corporation, c/o Corporate Secretary, 225 Liberty Street, 29th Floor, New York, New York 10281.

Delivery of Proxy Materials to Households

SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

First Data Corporation

225 Liberty Street, 29th Floor

New York, NY 10281

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time two-days before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time two days before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends you vote FOR the following proposal:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 James E. Nevels 02 Tagar C. Olson 03 Barbara A. Yastine

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2. Ratify the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm for our fiscal year ending December 31, 2018.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

FIRST DATA CORPORATION Annual Meeting of Shareholders May 10, 2018 8:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Adam L. Rosman and Frank J. Bisignano, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of FIRST DATA CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 8:00 AM, ET on May 10, 2018, at The Conrad New York Hotel, 102 North End Ave, New York, New York 10282, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side